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Exhibit 2.1

PLAN AND AGREEMENT OF MERGER

by and among

SEROLOGICALS CORPORATION,

CARMEL ACQUISITION CORPORATION,

ALTAGEN BIOSCIENCES, INC.,

and

WILLIAM R. SRIGLEY

As of June 29, 2004

i

ii

LIST OF EXHIBITS

Exhibit A	The AltaGen Accounting Principles
Exhibit B	Form of Escrow Agreement
Exhibit C	Form of Company's Counsel Opinion
Exhibit D	Terminations and Resignations
Exhibit E	Form of Srigley Employment and Non-Compete Agreements
Exhibit F	Form of Simonsen Employment and Non-Compete Agreements
Exhibit G	Form of Release
Exhibit H	Form of Serologicals' Counsel Opinion

iii

PLAN AND AGREEMENT OF MERGER

        THIS PLAN AND AGREEMENT OF MERGER (this "Agreement"), dated as of June 29, 2004, is made and entered into by and among Serologicals Corporation, a Delaware corporation ("Serologicals"); AltaGen Biosciences, Inc., a California corporation ("Company"); Carmel Acquisition Corporation, a California corporation ("Sub") and William R. Srigley, an individual and resident of the state of California (the "Shareholder Representative"). Serologicals, Company and Sub are sometimes individually referred to herein as a "Party" and collectively as the "Parties."

W I T N E S S E T H:

        WHEREAS, the Company is engaged in the Business (as hereinafter defined);

        WHEREAS, the Parties desire to enter into this Agreement pursuant to which the Sub will be merged with and into Company and Company shall be the surviving entity (the "Merger");

        WHEREAS, the Parties desire to make certain representations, warranties and agreements in connection with the Merger;

        WHEREAS, concurrent with the execution and delivery of this Agreement, Serologicals, the Company and Shareholder Representative have executed and delivered that certain Earnout and Indemnity Agreement (the "Earnout and Indemnity Agreement");

        NOW, THEREFORE, in consideration of the premises and mutual promises and covenants, contained herein, the Parties hereto, intending to be legally bound hereby agree as follows:

ARTICLE I
CONSTRUCTION; DEFINITIONS

        Section 1.1 Definitions. The following terms, as used herein, have the following meanings:

        "ADA" means the United States Americans with Disabilities Act and the rules and regulations promulgated thereunder.

        "ADEA" means the United States Age Discrimination in Employment Act and the rules and regulations promulgated thereunder.

        "Adjusted Merger Consideration" means an amount equal to the Merger Consideration plus the Aggregate Exercise Price.

        "Advisor Fees" means all of the fees and expenses incurred in connection with the evaluation, negotiation, execution, delivery and consummation of this Agreement, the Earnout and Indemnity Agreement, the Escrow Agreement, the Information Statement, the Shareholder's Consent, the Option Cancellation Agreement, the Notice of Conversion and all other agreements consents and certificates contemplated herein or therein or the consummation of the Merger, including without limitation the fees, expenses or other costs of attorneys, accountants, financial advisors, investments bankers, brokers or finders.

        "Affiliate" means with respect to any Person, (i) if such Person is an individual, any relative of such Person and (ii) if such Person is a corporation, partnership, limited liability company, trust or other entity, then as defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended.

        "Aggregate Exercise Price" means, with respect to all Options for which Option Holders have delivered an executed Option Cancellation Notice, an amount equal to the aggregate of the products of (i) the number of unexercised shares of Company Common Stock subject to such Option and (ii) the exercise price for such Option.

        "AltaGen Accounting Principles" shall mean, with respect to any financial measure or report, including without limitation the calculation of Net Working Capital and Net Fixed and Other Assets, GAAP, with such variations in or deviations from GAAP as specifically and expressly set forth on Exhibit A and as applicable to such financial measure or report.

        "AltaGen Debt" means that amount necessary, without duplication, (i) to pay in full all principal, interest, break fees, prepayment penalties, fees and expenses and other like amounts (including current portions of long-term debt and any fees and expenses (if any) to cancel any letters of credit) due and payable by the Company or its subsidiaries to any third parties for borrowed money (excluding the $119,000 advance made by Serologicals to the Company on May 14, 2004 and all interest accrued thereon); (ii) to fully discharge all Liens (other than Permitted Liens) related to such indebtedness and all other Liens (other than Permitted Liens) encumbering any assets or properties of the Company or any of its subsidiaries; (iii) to satisfy in full all Capitalized Lease Obligations, but only to the extent such Capitalized Lease Obligations exceed, in the aggregate, $100,000.00; and (iv) to fully pay and satisfy the Company's obligations with respect to those bonuses described at item 4 on Section 4.9 of the Disclosure Letter. AltaGen Debt shall not include accounts payable, operating leases, current taxes payable, accrued wages and vacation.

        "AltaGen Entities" means collectively, the Company and any corporation, partnership, limited liability company or other entity or association in which the Company has an ownership or equity interest, whether direct or indirect, and shall also include any direct or indirect subsidiary of each AltaGen Entity; provided that none of PhytaGenics, Inc., TheraLife, Inc., and OncoPharmaceuticals, Inc. shall be an AltaGen Entity.

        "Applicable Benefit Laws" means all Laws or other legislative, administrative or judicial promulgations, other than ERISA and the Code, including those of a jurisdiction outside the United States of America, applicable to any Company Benefit Plan or ERISA Affiliate Plan.

        "Base Purchase Price" means an amount equal to $12,603,218.

        "Balance Sheet" means the consolidated balance sheet of the Company as of May 31, 2004 included in the Financial Statements.

        "Business" means (i) with respect to the AltaGen Entities, the business of providing contract research and development for biotech, pharmaceutical and biopharmaceutical companies and (ii) all other operations, business or activities of the AltaGen Entities as of the date hereof or entered into by, commenced by, or commenced for the benefit of the AltaGen Entities prior to the Closing Date.

        "Business Day" means any day except Saturday, Sunday or any day on which banks are generally not open for business in the City of Atlanta, Georgia.

        "Capitalized Lease Obligations" shall mean those obligations to financial institutions, lessors or other lenders arising from any lease that are or would be characterized as a capitalized lease in accordance with GAAP.

        "CERCLA" means the United States Comprehensive Environmental Response, Compensation and Liability Act and the rules and regulations promulgated thereunder.

        "COBRA Coverage" means continuation coverage required under Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA.

        "Code" means the United States Internal Revenue Code of 1986, as amended.

        "Company Ancillary Documents" means any certificate, agreement, document or other instrument, other than this Agreement, to be executed and delivered by the Company pursuant to Article VII hereof.

        "Company Benefit Plan" means each Employee Benefit Plan sponsored or maintained or required to be sponsored or maintained at any time by any AltaGen Entity or to which any AltaGen Entity makes or has made, or has or has had an obligation to make, contributions at any time.

        "Company Common Stock" means the Common Stock of the Company, having par value of $0.01 per share.

        "Company Contracts" means all contracts and agreements that are or should be listed in Sections 4.6(b), 4.13, 4.15, 4.16(a), 4.18 or 4.24 of the Disclosure Letter.

        "Company Intellectual Property" means any Intellectual Property that is owned by or licensed to any AltaGen Entity, including the Company Software.

        "Company Licensed Software" means all software (other than Company Proprietary Software) used by any AltaGen Entity.

        "Company Preferred Stock" means collectively, the Company Series A Preferred Stock, the Company Series B Preferred Stock and the Company Series C Preferred Stock.

        "Company Preferred Stock Liquidation Preference" means with respect to each series of Company Preferred Stock, the liquidation preference for such series as set forth in Article IV, Section 3.2 of the Company's Amended and Restated Articles of Incorporation.

        "Company Proprietary Software" means all software owned by any AltaGen Entity.

        "Company Registered Intellectual Property" means all of the Registered Intellectual Property owned by, filed in the name of, or licensed to any AltaGen Entity.

        "Company Series A Preferred Stock" means the Series A Preferred Stock, par value $0.01 per share, of the Company.

        "Company Series B Preferred Stock" means the Series B Preferred Stock, par value $0.01 per share, of the Company.

        "Company Series C Preferred Stock" means the Series C Preferred Stock, $0.01 par value per share, of the Company.

        "Company Software" means the Company Licensed Software and the Company Proprietary Software.

        "Company Stock" means collectively, the issued and outstanding shares of Company Common Stock and Company Preferred Stock.

        "Confidential Information" means any data or information of any AltaGen Entity (including trade secrets) that is valuable to the operation of the Business and not generally known to the public or competitors.

        "Employee Benefit Plan" means, with respect to any Person, each plan, fund, program, agreement, arrangement or scheme, including each plan, fund, program, agreement, arrangement or scheme maintained or required to be maintained under the Laws of a jurisdiction outside the United States of America, in each case, that is at any time sponsored or maintained or required to be sponsored or maintained by such Person or to which such Person makes or has made, or has or has had an obligation to make, contributions providing for employee benefits or for the remuneration, direct or indirect, of the employees, former employees, directors, managers, officers, consultants, independent contractors, contingent workers or leased employees of such Person or the dependents of any of them (whether written or oral), including each deferred compensation, bonus, incentive compensation, pension, retirement, stock purchase, stock option and other equity compensation plan, "welfare" plan (within the meaning of Section 3(1) of ERISA, determined without regard to whether such plan is subject to ERISA), each "pension" plan (within the meaning of Section 3(2) of ERISA, determined without regard to whether such plan is subject to ERISA) and SIMPLE IRA plan, each severance plan or agreement, and each health, vacation, summer hours, supplemental unemployment benefit, hospitalization insurance, medical, dental, legal and each other employee benefit plan, fund, program, agreement, arrangement or scheme.

        "Employment Agreement" means any employment contract, consulting agreement, termination or severance agreement, change of control agreement or any other agreement respecting the terms and conditions of employment or payment of compensation, or of a consulting or independent contractor relationship in respect to any current or former officer, employee, consultant or independent contractor.

        "Environmental Laws" means all local, state and federal Laws relating to protection of surface or ground water, drinking water supply, soil, surface or subsurface strata or medium, or ambient air, pollution control, product registration and Hazardous Materials.

        "ERISA" means the United States Employee Retirement Income Security Act of 1974 and the rules and regulations promulgated thereunder.

        "ERISA Affiliate" means any Person (whether incorporated or unincorporated) that together with the Company would be deemed a "single employer" within the meaning of Section 414 of the Code.

        "ERISA Affiliate Plan" means each Employee Benefit Plan sponsored or maintained or required to be sponsored or maintained at any time by any ERISA Affiliate, or to which such ERISA Affiliate makes or has made, or has or has had an obligation to make, contributions at any time.

        "Escrow Agent" has the meaning set forth in the Escrow Agreement.

        "Escrow Agreement" means that certain Escrow Agreement dated as of the Closing Date, among Serologicals, the Escrow Agent and the Shareholder Representative, the form of which is attached hereto as Exhibit B.

        "Final Net Fixed Assets and Other Assets" means the Net Fixed and Other Assets determined in accordance with provisions of Section 3.1.

        "Final Net Fixed and Other Assets Surplus" means the amount, if any, by which the Final Net Fixed and Other Assets exceeds $1,112,405.

        "Final Net Working Capital" means the Net Working Capital determined in accordance with provisions of Section 3.1.

        "Final Net Working Capital Deficit" means the amount, if any, by which negative $176,604 exceeds the Final Net Working Capital.

        "Final Net Working Capital Surplus" means the amount, if any, by which the Final Net Working Capital exceeds negative $176,604.

        "Financial Statements" means the unaudited consolidated balance sheets of the Company as of December 31, 2003 and May 31, 2004 and the unaudited consolidated statements of income, stockholders' equity and cash flows of the Company for the 12-month and 5-month periods, respectively, then ended.

        "FLSA" means the United States Fair Labor Standards Act and the rules and regulations promulgated thereunder.

        "FMLA" means the United States Family and Medical Leave Act and the rules and regulations promulgated thereunder.

        "Fully Diluted Shares" means the sum of (i) the number of shares of Company Common Stock issued and outstanding at the Effective Time and not cancelled pursuant to Sections 2.4(c) or 2.4(d); and (ii) the number of shares of Company Common Stock that would be issued upon exercise of all Options outstanding immediately prior to the Effective Time.

        "GAAP" means generally accepted accounting principles as applied in the United States.

        "Governmental Entity" means any federal, state or local or foreign government, any political subdivision thereof or any court, administrative or regulatory agency, department, instrumentality, body or commission or other governmental authority or agency, domestic or foreign.

        "Hazardous Materials" means any waste, pollutant, contaminant, hazardous substance, toxic, ignitable, reactive or corrosive substance, hazardous waste, special waste, industrial substance,

by-product, process-intermediate product or waste, petroleum or petroleum-derived substance or waste, chemical liquids or solids, liquid or gaseous products, or any constituent of any such substance or waste, the use, handling or disposal of which by the Company is in any way governed by or subject to any applicable Law.

        "Intellectual Property" means any or all of the following and all rights arising out of or associated therewith: (i) all United States, international and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know-how, technology, technical data and customer lists, and all documentation relating to any of the foregoing throughout the world; (iii) all copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) all industrial designs and any registrations and applications therefor throughout the world; (v) all internet uniform resource locators, domain names, trade names, logos, slogans, designs, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world; (vi) all databases and data collections and all rights therein throughout the world; (vii) all moral and economic rights of authors and inventors, however denominated, throughout the world; and (viii) any similar or equivalent rights to any of the foregoing anywhere in the world.

        The phrase "to the Knowledge of the Company" means all facts, relevant to the representation, warranty, or provision where the phrase is used, which are actually known or should have been known by William R. Srigley or Christian C. Simonsen, Ph.D. in the exercise of reasonable diligence, including inquiry.

        "Labor Laws" means all Laws and all contracts or collective bargaining agreements governing or concerning labor relations, unions and collective bargaining, conditions of employment, employment discrimination and harassment, wages, hours or occupational safety and health, including, without limitation, the United States Immigration Reform and Control Act of 1986, the United States National Labor Relations Act, the United States Civil Rights Acts of 1866 and 1964, the United States Equal Pay Act, ADEA, ADA, FMLA, WARN, OSHA, the United States Davis Bacon Act, the United States Walsh-Healy Act, the United States Service Contract Act, United States Executive Order 11246, FLSA and the United States Rehabilitation Act of 1973 and all rules and regulations promulgated under such acts.

        "Laws" means all statutes, rules, codes, regulations, restrictions, ordinances, orders, decrees, approvals, directives, judgments, injunctions, writs, awards and decrees of, or issued by, all Governmental Entities.

        "Leased Real Property" means the parcels of real property of which the Company is the lessee or sublessee (together with all fixtures and improvements thereon).

        "Legal Dispute" means any action, suit or proceeding between or among the Parties and their respective Affiliates arising in connection with any disagreement, dispute, controversy or claim arising out of or relating to this Agreement or any related document.

        "Licenses" means all notifications, licenses, permits (including environmental, construction and operation permits), franchises, certificates, approvals, exemptions, classifications, registrations and other similar documents and authorizations issued by any Governmental Entity, and applications therefor.

        "Liens" mean all mortgages, liens, pledges, security interests, charges, claims, restrictions and encumbrances of any nature whatsoever.

        "Material Adverse Effect" means any state of facts, change, event, effect or occurrence (when taken together with all other states of fact, changes, events, effects or occurrences) that is, or may be reasonably likely to (i) be materially adverse to the financial condition, results of operations, prospects, properties, assets or liabilities (including contingent liabilities) of the AltaGen Entities, or the real or personal property of the AltaGen Entities taken as a whole (other than any change or effect resulting from (A) changes in general economic conditions or (B) general changes or developments in the industries in which the Company operates in each case that do not have a materially disproportionate effect (relative to other companies, business, or industry participants) or (ii) prevent or materially delay the performance by the Company of its obligations hereunder or the consummation by the Company of the transactions contemplated hereby.

        "Merger Consideration" mean an amount equal to the Base Purchase Price minus the sum of:

          (a)   the Escrow Amount;

          (b)   one half of the fees to be paid to the Escrow Agent concurrent with the execution and delivery of the Escrow Agreement as provided in the Escrow Agreement;

          (c)   the AltaGen Debt;

          (d)   the aggregate Company Preferred Stock Liquidation Preference on all shares of Company Preferred Stock issued and outstanding at the Effective Time; and

          (e)   the Advisor Fees set forth on the Advisor Fee Notice.

        "Net Fixed and Other Assets" means the book value of the property, plant and equipment and other non-current assets (in each case net of any accumulated depreciation or amortization) of the Company in all cases as of the Closing Date and determined in accordance with the AltaGen Accounting Principles; provided, however, that (i) the "Deferred Income Tax" (or similar deferred tax asset included in the assets of the Company as of the Closing Date) shall not exceed $613,500 and (ii) Net Fixed and Other Assets shall not include any licenses or other assets obtained with the $119,000 advance made by Serologicals to the Company on May 14, 2004.

        "Net Working Capital" means the book value of the current assets of the Company less the accounts payable, accrued expenses and other current liabilities of the Company, in all cases as of the Closing Date and determined in accordance with the AltaGen Accounting Principles; provided, however, that Net Working Capital shall not include (i) any licenses or other assets obtained with the $119,000 advance made by Serologicals to the Company on May 14, 2004; (ii) any AltaGen Debt; and (iii) any liability of any AltaGen Entity under and pursuant to that certain irrevocable standby letter of credit dated March 5, 2004 issued by Heritage Bank of Commerce in an aggregate amount of up to $60,000 to the extent such letter of credit has not been drawn upon by the beneficiary thereof or any other Person.

        "NLRB" means the United States National Labor Relations Board.

        "Options" means all of the issued and outstanding options to purchase Company Common Stock.

        "Option Holders" means the holders of the Options.

        "OSHA" means the United States Occupational Safety and Health Administration.

        "Per Share Amount" means the amount obtained by dividing (i) the Adjusted Merger Consideration by (ii) the Fully Diluted Shares.

        "Permitted Liens" means (i) Liens for taxes not yet due and payable, (ii) statutory Liens of landlords and (iii) Liens of carriers, warehousemen, mechanics, materialmen and repairmen incurred in the ordinary course of business consistent with past practice and not yet delinquent.

        "Person" means any individual, corporation, partnership, joint venture, limited liability company, trust, unincorporated organization or Governmental Entity.

        "Registered Intellectual Property" means all United States, international and foreign: (i) patents and patent applications (including provisional applications); (ii) registered trademarks and service marks, applications to register trademarks and service marks, intent-to-use applications, or other registrations or applications related to trademarks and service marks; (iii) registered copyrights and applications for copyright registration; (iv) domain name registrations; and (v) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded with any federal, state, local or foreign Governmental Entity or other public body.

        "Related Parties" with respect to any officer or director of any AtlaGen Entity means any Person with whom such officer or director has any direct relation by blood, marriage or adoption, any entity in which any such officer, director or Person owns any beneficial interest (other than a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and either (i) less than five percent of the stock of such corporation is beneficially owned by all such officers, directors and Persons in the aggregate or (ii) less than one percent of the stock of such corporation is beneficially owned by any such officer, director or other Person), and any Affiliate of any of the foregoing.

        "Release" means, with respect to any Hazardous Material, any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into any surface or ground water, drinking water supply, soil, surface or subsurface strata or medium, or the ambient air.

        "Securities" means, collectively, the Company Stock and the Options.

        "Serologicals Ancillary Documents" means any certificate, agreement, document or other instrument, other than this Agreement, to be executed and delivered by Serologicals pursuant to Article VII.

        "Shareholders" means the holders of the issued and outstanding shares of Company Stock at the Effective Time, other than shares of Company Stock that will be cancelled pursuant to Sections 2.4(c) or 2.4(d).

        "Spread" means, with respect to any Option, an amount equal to the product of (i) the excess of the Per Share Amount over the exercise price of such Option and (ii) the number of unexercised shares of Company Common Stock subject to such Option.

        "Taxes" means all taxes, assessments, charges, duties, fees, levies and other governmental charges, including income, franchise, capital stock, real property, personal property, tangible, withholding, employment, payroll, social security, social contribution, unemployment compensation, disability, transfer, sales, use, excise, gross receipts, value-added and all other taxes of any kind (including estimated Taxes and deposits with respect to Taxes) for which the Company may have any liability imposed by any Governmental Entity, whether disputed or not, and any charges, interest or penalties imposed by any Governmental Entity.

        "Tax Return" means any report, return, declaration or other information required to be supplied to a Governmental Entity in connection with Taxes, including estimated returns and reports of every kind with respect to Taxes.

        "Termination Date" means the date prior to the Closing when this Agreement is terminated in accordance with Article X.

        "Treasury Regulations" means the Income Tax Regulations promulgated under the Code.

        "WARN" means the United States Worker Adjustment and Retraining Notification Act and the rules and regulations promulgated thereunder.

        Section 1.2 Other Definitions. Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Accounting Referee	3.1(d)
Acquisition Transaction	6.4
Advisor Fee Notice	2.6(c)
Agreement	Preamble
Bharat	6.4
CCC Agreement of Merger	2.2
CCC	2.1
Certificates	2.8
Closing Date	Article VIII
Closing Schedule	3.1(a)
Closing	Article VIII
Company Board Recommendation	4.32
Company	Preamble
Convertible Debt	6.10(f)
Current Company Benefit Plan	4.16(a)
Disclosure Letter	4.1
Earnout and Indemnity Agreement	Recitals
Effective Time	2.2
Escrow Amount	2.6(a)
Escrow Fund	3.2(a)(i)
Expiration Date	9.1(d)
FDA	4.31
Information Statement	6.10(b)
Letter of Transmittal	2.8
Merger	Recitals
Notice of Conversion	6.10(f)
Objection Notice	3.1(b)
Option Cancellation Agreement	6.10(e)(i)
Parties	Preamble
Party	Preamble
Serologicals	Preamble
Shareholder Representative	Preamble
Shareholder's Consent	6.10(b)(ii)
Sub Common Stock	2.4(e)
Sub	Preamble
Surviving Corporation	2.3(a)

        Section 1.3 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP.

        Section 1.4 Construction.

          (a)   Unless the context of this Agreement otherwise clearly requires, (i) references to the plural include the singular and references to the singular include the plural, (ii) references to any gender include the other genders, (iii) the words "include," "includes" and "including" do not limit the preceding terms or words and shall be deemed to be followed by the words "without limitation", (iv) the terms "hereof", "herein", "hereunder", "hereto" and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, (v) the terms "day" and "days" mean and refer to calendar day(s) and (f) the terms "year" and "years" mean and refer to calendar year(s).

          (b)   Unless otherwise set forth herein, references in this Agreement to (i) any document, instrument or agreement (including this Agreement) (A) includes and incorporates all exhibits, schedules and other attachments thereto, (B) includes all documents, instruments or agreements issued or executed in replacement thereof and (C) means such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified or supplemented from time to time in accordance with its terms and in effect at any given time, and (ii) a particular Law means such Law as in effect on the date hereof and as amended, modified, supplemented or succeeded, prior to the Closing Date.

ARTICLE II
THE MERGER

        Section 2.1 Merger. Subject to the terms and conditions of this Agreement and the California Corporations Code ("CCC"), at the Effective Time, the Sub will be merged with and into the Company in accordance with the applicable provisions of the CCC and the separate existence of the Sub will thereupon cease.

        Section 2.2 Filing of Agreement of Merger/Effective Time. On the Closing Date, Sub and the Company shall cause an agreement of merger and the requisite accompanying officers' certificates complying with the requirements of the CCC to be filed with the Secretary of State of California ("CCC Agreement of Merger"). The Merger will become effective upon the filing of the CCC Agreement of Merger, or at such later time as shall be specified in the CCC Agreement of Merger ("Effective Time").

        Section 2.3 Effect of Merger. The Merger will have the effects specified in the CCC. Without limiting the generality of the preceding sentence:

          (a)   the Company will be the surviving entity in the Merger (sometimes hereinafter referred to as the "Surviving Corporation") and will continue to be governed by the laws of the State of California, and the separate corporate existence of the Company and all of its rights, privileges, powers and franchises, public as well as private, and all of its debts, liabilities and duties as a corporation organized under the CCC, will continue unaffected by the Merger;

          (b)   the articles of incorporation and bylaws of the Company in effect immediately prior to the Effective Time shall be the articles of incorporation and bylaws of the Surviving Corporation, until amended in accordance with applicable law; and

          (c)   the directors and officers of Sub immediately prior to the Effective Time will be the directors and officers of the Surviving Corporation, from and after the Effective Time, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the terms of the Surviving Corporation's articles of incorporation and bylaws and the CCC.

        Section 2.4 Conversion and Cancellation of Securities. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Serologicals, the Sub, the Company or the Shareholders, the following shall occur:

          (a)   Conversion of Company Common Stock. Other than shares, if any, to be cancelled in accordance with Sections 2.4(c) and 2.4(d), each share of Company Common Stock issued and outstanding at the Effective Time shall be converted into the right to receive:

              (i)  the Per Share Amount; and

             (ii)  payments (if any) under and pursuant to the Escrow Agreement.

          (b)   Conversion of Company Preferred Stock. Each share of Company Preferred Stock issued and outstanding at the Effective Time shall be converted into the right to receive the Company Preferred Stock Liquidation Preference with respect to such share.

          (c)   Cancellation of Treasury Stock. Any share of Company Stock which is held by the Company as treasury stock shall be canceled and retired, without any conversion thereof, and shall cease to exist and no consideration shall be delivered or deliverable with respect thereto.

          (d)   Cancellation of Company-Owned and Serologicals-Owned Stock. Each share of Company Stock held by the Company or owned by Sub, Serologicals or any AltaGen Entity immediately prior the Effective Time shall be canceled and extinguished without any conversion thereof.

          (e)   Capital Stock of Sub. Each share of common stock, par value $.01 per share, of Sub ("Sub Common Stock"), issued and outstanding immediately prior to the Effective Time shall remain outstanding and become, at the Effective Time, the issued and outstanding capital stock of the Surviving Corporation. Following the Effective Time, each certificate evidencing ownership of shares of common stock of Sub shall evidence ownership of such shares of capital stock of the Surviving Corporation.

          (f)    Options. Each Option, for which an Option Holder executes and delivers an Option Cancellation Agreement, will be exchanged for the right to receive:

              (i)  the Spread, with respect to such Option; and

             (ii)  payments (if any) under and pursuant to the Escrow Agreement.

        Section 2.5 No Further Ownership Rights. All cash paid upon the surrender for payment of shares of Company Stock shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Stock. If, after the Effective Time, certificates representing shares of Company Stock are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

        Section 2.6 Payment of Closing Amounts. On the Closing Date, Serologicals shall:

          (a)   deposit in escrow with the Escrow Agent an amount equal to $5,103,218 (the "Escrow Amount") and pay to the Escrow Agent the fees to be paid to the Escrow Agent concurrent with the execution and delivery of the Escrow Agreement as provided in the Escrow Agreement;

          (b)   remit to the holders of the AltaGen Debt, for the account of the appropriate AltaGen Entity, the amount due to the holders of the AltaGen Debt as of the Closing Date;

          (c)   pay to those advisors, investment bankers, attorneys, accountants and other agents of the Company identified by the Company in writing (such writing being the "Advisor Fee Notice") not less than two days prior to the Closing Date, such amount of the Advisor Fees as set forth in the Advisor Fee Notice for the account of the Company;

          (d)   pay to each Shareholder that owns Company Preferred Stock at the Effective Time and that has executed and delivered a Letter of Transmittal and the Certificates evidencing such shares of Company Preferred Stock (or an affidavit of loss and indemnity agreement in the form and substance reasonably satisfactory to Serologicals), an amount equal to the product of (i) the applicable Company Preferred Stock Liquidation Preference with respect to each such share of Company Preferred Stock and (ii) the applicable number of shares of Company Preferred Stock owned by each such Shareholder at the Effective Time;

          (e)   pay to the Option Holders executing and delivering an Option Cancellation Agreement the amount of the Spread with respect to such Options; and

          (f)    pay to each Shareholder that owns Company Common Stock at the Effective Time and that has executed and delivered a Letter of Transmittal and the Certificates evidencing such shares of Company Stock (or an affidavit of loss and indemnity agreement in the form and substance reasonably satisfactory to Serologicals), an amount equal to the product of (i) the Per Share Amount and (ii) the number of shares of Company Common Stock owned by each such Shareholder at the Effective Time.

        Section 2.7 Withholding. Serologicals shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holders of the Securities such amounts that Serologicals is required to deduct and withhold with respect to the making of such payment under the Code, Treasury Regulations or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Serologicals, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Securities in respect of which such deduction and withholding was made by Serologicals.

        Section 2.8 Letter of Transmittal. If any Shareholder has not executed and delivered a Letter of Transmittal prior to the Effective Time, Serologicals shall promptly, after the Effective Time mail to each such Shareholder, a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the certificates evidencing such shares of Company Stock (the "Certificates") shall pass only upon proper delivery of the Certificates (or an affidavit of loss and indemnity agreement in the form and substance reasonably satisfactory to Serologicals) to Serologicals and instructions for use in effecting the surrender of the Certificates (a "Letter of Transmittal"). After the Effective Time, upon surrender, in accordance with this Section 2.8, to Serologicals of a Certificate, together with a Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive payment pursuant to Section 2.4.

        Section 2.9 Closing of Transfer Records. Immediately after the Effective Time, the stock transfer books of the Company shall be closed. In the event of a transfer of ownership of any Company Stock which is not registered in the transfer records of the Company, the consideration to be distributed pursuant to this Agreement may be delivered to a transferee if a Certificate is presented to Serologicals, accompanied by all documents required to evidence and effect such transfer and by payment of any and all applicable stock transfer and similar taxes. Serologicals shall be entitled to rely upon the stock transfer books of the Company to establish the identity of those persons entitled to receive the consideration specified in this Agreement for their shares of Company Stock, which books shall be conclusive with respect to the ownership of such shares. In the event of a dispute with respect to the ownership of any such shares, Serologicals or Escrow Agent shall be entitled to deposit any consideration represented hereby with an independent party pending resolution of any such dispute and pursuant to instructions provided to such third party to distribute such consideration in accordance with the resolution. Upon such deposit with such independent party, Serologicals and Escrow Agent shall be relived with respect to any claims to such consideration.

ARTICLE III
CALCULATION OF MERGER CONSIDERATION ADJUSTMENTS

        Section 3.1 Final Net Working Capital and Final Net Fixed and Other Assets.

          (a)   Serologicals' Calculations. As promptly as practicable, but in any event no later than 90 days following the Closing Date, Serologicals will prepare and deliver to the Shareholder Representative a schedule (the "Closing Schedule") setting forth Serologicals' calculation of the Net Working Capital and the Net Fixed and Other Assets. The Closing Schedule shall set forth by line item the components of Net Working Capital and Net Fixed and Other Assets and shall be accompanied by such detail and supporting schedules as may be necessary, or may be reasonably requested by the Shareholder Representative, to verify Serologicals' calculations.

          (b)   Objections. If the Shareholder Representative disagrees with Serologicals' calculation of Net Working Capital or Net Fixed and Other Assets delivered pursuant to Section 3.1(a), the Shareholder Representative may, within 60 days after delivery of the documents referred to in Section 3.1(a), deliver a notice (an "Objection Notice") to Serologicals disagreeing with such calculation and setting forth the Shareholder Representative's calculation of Net Working Capital or the Net Fixed and Other Assets. If Shareholder Representative does not timely deliver an Objection Notice, the amounts of Net Working Capital and Net Fixed and Other Assets shown on the Closing Schedule shall be the Final Net Working Capital and Final Net Fixed and Other Assets for all purposes under and pursuant to this Agreement. Any such Objection Notice shall specify those line items in the Closing Schedule and the items, amounts, calculations, or valuations used to determine such line items, as to which the Shareholder Representative disagrees. The Shareholder Representative shall be deemed to have agreed with all line items or amounts contained in the Closing Schedule and all calculations or valuations used in determining any line item of the Net Working Capital or the Net Fixed and Other Assets set forth in the Closing Schedule delivered pursuant to Section 3.1(a), unless, and only to the extent that, such items, amounts, calculations or valuations are specifically objected to in the Objection Notice.

          (c)   Resolution. If an Objection Notice is duly delivered pursuant to Section 3.1(a), Serologicals and the Shareholder Representative shall, during the 15 days following such delivery, use commercially reasonable efforts to reach agreement on the disputed items or amounts.

          (d)   Accounting Referee. If during such period set forth in Section 3.1(c), Serologicals and the Shareholder Representative are unable to reach a final resolution, Serologicals and the Shareholder Representative will jointly retain the Palo Alto office of Ernst & Young (the "Accounting Referee") to resolve any remaining disagreements. If the Accounting Referee is unable or unwilling to accept such engagement, Serologicals and the Shareholder Representative shall appoint another nationally recognized accounting firm to serve as the Accounting Referee. If Serologicals and the Shareholder Representative are unable to agree on the choice of the Accounting Referee, then the Accounting Referee will be chosen by lot from among PricewaterhouseCoopers, LLP, KPMG LLP, Grant Thornton LLP and BDO Seidman, LLP. Serologicals and the Shareholder Representative will direct the Accounting Referee to render a determination and send notice of such determination to Serologicals and the Shareholder Representative pursuant to the provisions of Section 10.1 within 60 days of its retention and Serologicals, the Shareholder Representative, and their respective agents will cooperate with the Accounting Referee during its engagement. The Accounting Referee will consider only those line items and amounts in the Closing Schedule set forth in the Objection Notice that Serologicals and the Shareholder Representative are unable to resolve. Serologicals and the Shareholder Representative shall each submit a binder to the Accounting Referee promptly (and in any event within 20 days after the Accounting Referee's engagement), which binder shall contain such Party's computation of those line items or amounts contained in the Closing Schedule about which the parties could not resolve any differences and such Party's calculation of Net Working Capital or Net Fixed and Other Assets. The Accounting Referee shall review such binders and base its determination solely on them. In resolving all disputed line items and amounts, the Accounting Referee's determination of Net Working Capital or Net Fixed and Other Assets (as the case may be) may not exceed the amount of Net Working Capital or Net Fixed and Other Assets (as the case may be) set forth on the Objection Notice and may not be less than the amount of Net Working Capital or Net Fixed and Other Assets (as the case may be) set forth on the Closing Schedule. The Accounting Referee's determination will be based on the definition of Net Working Capital and Net Fixed and Other Assets set forth in this Agreement. The determination of the Accounting Referee of the Net Working Capital and Net Fixed and Other Assets will be conclusive and binding upon the parties and such amounts as determined by the Accounting Referee will be the Final Net Working Capital and Final Net Fixed and Other Assets for all purposes pursuant to this Agreement.

          (e)   Expenses. The costs and expenses of the Accounting Referee shall be allocated between the Shareholder Representative and Serologicals so that the amount of the costs and expenses paid by the Shareholder Representative bears the same proportion to the total costs and expenses of the Accounting Referee as the aggregate dollar amount of all items unsuccessfully disputed by the Shareholder Representative as set forth on the Objection Notice bears to the total dollar amount of disputed items and Serologicals shall bear the remainder of such costs and expenses.

          (f)    Access and Cooperation. Serologicals and the Shareholder Representative agree that they will, and agree to cause their respective independent accountants to, cooperate and assist in the preparation of the Closing Schedule and the calculation of Net Working Capital and the Net Fixed and Other Assets and in the conduct of the reviews and procedures referred to in this Section 3.1, including without limitation, the making available, to the extent necessary, of books, records, work papers and personnel.

        Section 3.2 Adjustment to Merger Consideration.

          (a)   Net Working Capital.

              (i)  If there is a Final Net Working Capital Surplus, within five Business Days after the determination of the Final Net Working Capital in accordance with Section 3.1, Serologicals shall deposit into the escrow fund (created pursuant to and as defined in the Escrow Agreement, the "Escrow Fund"), to be held and disbursed pursuant to the Escrow Agreement, the amount of the Final Net Working Capital Surplus.

             (ii)  If there is a Final Net Working Capital Deficit, there shall be disbursed to Serologicals from the Escrow Fund within five Business Days after the determination of the Final Net Working Capital in accordance with Section 3.1, the amount of the Final Net Working Capital Deficit. The Shareholder Representative shall promptly execute and deliver to the Escrow Agent any certificate or other notice required by the Escrow Agreement to authorize such disbursement to Serologicals.

          (b)   Net Fixed and Other Assets. If there is a Final Net Fixed and Other Assets Surplus, within five Business Days after the determination of the Final Net Fixed and Other Assets in accordance with Section 3.1, Serologicals shall deposit into the Escrow Fund, to be held and disbursed pursuant to the Escrow Agreement, the amount of the Final Net Fixed and Other Assets Surplus.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF COMPANY

        The Company hereby represents and warrants to Serologicals:

        Section 4.1 Organization. The Company is a corporation duly organized and validly existing under the laws of the State of California. Section 4.1 of the disclosure letter of the Company dated as of the date hereof and delivered to Serologicals (the "Disclosure Letter") sets forth an accurate and complete list of all AltaGen Entities and their states or jurisdictions of incorporation or organization. Each such AltaGen Entity is duly organized, validly existing and in good standing under the laws of its state or jurisdiction of incorporation or organization. Each AltaGen Entity has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each AltaGen Entity is duly qualified or registered as a foreign corporation to transact business under the Laws of each jurisdiction where the character of its activities or the location of the properties owned or leased by it requires such qualification or registration. The Company has heretofore made available to Serologicals true, correct and complete copies of the charter documents of the AltaGen Entities as currently in effect and the corporate record books with respect to actions taken by each of its shareholders and board of directors. Section 4.1 of the Disclosure Letter contains a true and correct list of the jurisdictions in which each AltaGen Entity is qualified or registered to do business as a foreign corporation.

        Section 4.2 Authorization. The Company has the full corporate power and authority to execute and deliver this Agreement and each Company Ancillary Document to which the Company is a party to and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated thereby.

        Section 4.3 Capital Stock. Section 4.3 of the Disclosure Letter accurately and completely sets forth the capital structure of each AltaGen Entity by listing thereon the number of shares of capital stock of each AltaGen Entity which are authorized and which are issued and outstanding, including a listing of Shareholders and the number of shares of Company Stock owned by each Shareholder. All of the issued and outstanding shares of capital stock of the AltaGen Entities (a) are duly authorized, validly issued, fully paid and nonassessable, (b) are held of record by the Persons and in the amounts set forth on Section 4.3 of the Disclosure Letter, and (d) were not issued in violation of the preemptive rights of any person or any agreement or laws, statutes, orders, decrees, rules, regulations and judgments of any Governmental Entities. Other than shares of Company Common Stock that may be reserved for issuance upon the exercise of Options or upon conversion of Company Preferred Stock, no shares of capital stock of the AltaGen Entities are reserved for issuance or are held as treasury shares. Section 4.3 of the Disclosure Letter sets forth a list of all outstanding Options, warrants, rights, calls, commitments, conversion rights, rights of exchange, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities or other plans or commitments, contingent or otherwise to which any AltaGen Entity is a party, relating to the capital stock of any AltaGen Entity, the holders thereof, the number of shares of Company Stock subject to such security and the exercise price or exchange ratio thereof. Except as disclosed on Section 4.3 of the Disclosure Letter, (i) there are no outstanding contracts or other agreements to which any AltaGen Entity is a party or is bound to purchase, redeem or otherwise acquire any outstanding shares of capital stock of any AltaGen Entity, or securities or obligations of any kind convertible into any shares of the capital stock of such AltaGen Entity; (ii) there are no dividends which have accrued or been declared but are unpaid on the capital stock of any AltaGen Entity; and (iii) there are no outstanding or authorized stock appreciation, phantom stock, stock plans or similar rights with respect to any AltaGen Entity. Except as set forth on Section 4.3 of the Disclosure Letter, no AltaGen Entity has ever purchased, redeemed or otherwise acquired any shares of capital stock of any AltaGen Entity. Section 4.3 of the Disclosure Letter also lists all dividends or distributions made by AltaGen Entities to their respective shareholders since January 1, 1999. Each Option will be terminated, if not earlier exercised, upon the expiration of the 15 day period following notice to the Option Holder of (i) the pending consummation of the Merger and (ii) the immediate acceleration of the vesting of such Option.

        Section 4.4 Subsidiaries. Except (i) as set forth on Section 4.1 of the Disclosure Letter, (ii) PhytaGenics, Inc. and (iii) as set forth on Section 4.4 of the Disclosure Letter, no AltaGen Entity has ever owned, and does not currently own, directly or indirectly, any capital stock or other equities, securities or interests in any other corporation or in any limited liability company, partnership, joint venture or other entity.

        Section 4.5 Absence of Restrictions and Conflicts. The execution, delivery and performance of this Agreement and the Company Ancillary Documents, the consummation of the transactions contemplated hereby and thereby and the fulfillment of and compliance with the terms and conditions hereof and thereof do not or shall not (as the case may be), with the passing of time or the giving of notice or both, violate or conflict with, constitute a material breach of or default under, result in the loss of any material benefit under, permit the acceleration of any material obligation under or create in any party the right to terminate, modify or cancel, (a) any term or provision of the charter documents of any AltaGen Entity, (b) except as indicated on Section 4.5 of the Disclosure Letter, any Company Contract, (c) any judgment, decree or order of any Governmental Entity to which any AltaGen Entity is a party or by which any AltaGen Entity or any of their respective properties are bound or (d) any Law or arbitration award applicable to any AltaGen Entity. Other than the CCC Agreement of Merger, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required with respect to any AltaGen Entity in connection with the execution, delivery or performance of this Agreement or the Company Ancillary Documents or the consummation of the transactions contemplated hereby or thereby.

        Section 4.6 Real Property.

          (a)   No AltaGen Entity owns or has ever owned any real property.

          (b)   Section 4.6(b) of the Disclosure Letter sets forth a true and correct copy of each lease relating to the Leased Real Property.

          (c)   The AltaGen Entities have a valid leasehold interest in the Leased Real Property, and the leases granting such interests are in full force and effect.

          (d)   No portion of the Leased Real Property, or any building or improvement located thereon, as a result of the conduct of the Business, violates any Law, including those Laws relating to zoning, building, land use, environmental, health and safety, fire, air, sanitation and noise control or is subject to any Lien created by, or arising through, an AltaGen Entity, except for the Permitted Liens.

          (e)   The improvements and fixtures on the Leased Real Property are in a state of good maintenance and repair, ordinary wear and tear excepted, and are adequate and suitable for the purposes for which they are presently being used. No AltaGen Entity has received written notice of any condemnation, expropriation or similar proceeding pending or, to the Knowledge of the Company, threatened against any of the Leased Real Property or any improvement thereon. The Leased Real Property constitutes all of the real property utilized by the AltaGen Entities in the operation of the Business.

        Section 4.7 Title to Assets; Related Matters. Except as set forth on Section 4.7 of the Disclosure Letter, each AltaGen Entity has good and marketable title to all of its respective tangible personal property and assets, free and clear of all Liens, except Permitted Liens. All equipment and other items of tangible personal property and assets which are necessary to the conduct of the Business (a) are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, (b) are usable in the regular and ordinary course of business and (c) conform in all material respects to all applicable Laws. No Person other than the AltaGen Entities owns any equipment or other tangible personal property or assets situated on the premises of the AltaGen Entities, except for leased items that are subject to personal property leases and personal property of employees not used in the conduct of the Business. Since December 31, 2003, no AltaGen Entity has sold, transferred or disposed of any assets. Section 4.7 of the Disclosure Letter sets forth a true, correct and complete list and general description of each item of tangible personal property of the AltaGen Entities having a book value of more than $10,000.

        Section 4.8 Financial Statements. The Company has delivered to Serologicals the Financial Statements. The Financial Statements have been prepared from, and are in accordance with, the books and records of the Company and the other AltaGen Entities, which books and records are maintained in accordance with the AltaGen Accounting Principles throughout the periods indicated, and such books and records have been maintained on a basis consistent with the past practice of the Company. Each balance sheet included in the Financial Statements (including the related notes and schedules) fairly presents in all material respects the consolidated financial position of the Company and the other AltaGen Entities as of the date of such balance sheet, and each statement of income and cash flows included in the Financial Statements (including the related notes and schedules) fairly presents in all material respects the consolidated results of operations and changes in cash flows, as the case may be, of the Company and the other AltaGen Entities for the periods set forth therein, in each case in accordance with the AltaGen Accounting Principles. Since December 31, 2003, there has been no material change in any accounting (or tax accounting) policy, practice or procedure of the Company except for changes that are required to have been made in accordance with GAAP.

        Section 4.9 No Undisclosed Liabilities. Except as disclosed on Section 4.9 of the Disclosure Letter, no AltaGen Entity has any liabilities or obligations (whether absolute, accrued, contingent or otherwise) that are not adequately reflected or provided for in the Balance Sheet, except liabilities and obligations that have been incurred since the date of the Balance Sheet in the ordinary course of business, consistent with the past practice of the Company, and are not (singly or in the aggregate) material to the Company.

        Section 4.10 Absence of Certain Changes. Since the May 31, 2004 and except as set forth on Section 4.10 of the Disclosure Letter, there has not been (i) any Material Adverse Effect, (ii) any damage, destruction, loss or casualty, with a value in excess of $10,000, to property or assets of any AltaGen Entity, whether or not covered by insurance, or (iii) any action taken of the type described in Section 6.1, that, had such action occurred following the date hereof without Serologicals' prior approval, would be in violation of such Section 6.1.

        Section 4.11 Legal Proceedings. Except as set forth on Section 4.11 of the Disclosure Letter, there is no suit, action, claim, arbitration, proceeding or investigation pending or, to the Knowledge of the Company, threatened against, relating to or involving any AltaGen Entity or the real or personal property of any AltaGen Entity before any Governmental Entity. No suit, action, claim, proceeding or investigation pending or, to the Knowledge of the Company, threatened against, relating to or involving any AltaGen Entity or the real or personal property of any AltaGen Entity before any Governmental Entity (including any of those set forth on Section 4.12 of the Disclosure Letter), if finally determined adversely, is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect. No AltaGen Entity is a party to or is bound by any judgment, decree, injunction, rule or order of any court or arbitration panel.

        Section 4.12 Compliance with Law. Each AltaGen Entity is in compliance in all material respects with all applicable Laws (including applicable Laws relating to zoning, environmental matters and the safety and health of employees), provided that any failure to comply with any applicable Law resulting in or giving rise to the assessment of any fine against any AltaGen Entity shall be deemed to be material. Except as set forth on Section 4.12 of the Disclosure Letter, (i) no AltaGen Entity has been charged with, has received written notice that it is under investigation with respect to, or to the Knowledge of the Company, is otherwise now under investigation with respect to, a violation of any applicable Law, (ii) no AltaGen Entity is a party to, or bound by, any order, judgment, decree, injunction, rule or award of any Governmental Entity and (iii) each AltaGen Entity has filed all material reports and has all material licenses and permits required to be filed with any Governmental Entity on or prior to the date hereof.

        Section 4.13 Company Contracts. Section 4.13 of the Disclosure Letter sets forth a true, correct and complete list of the following contracts to which any AltaGen Entity is a party (other than the leases or subleases set forth on Section 4.6(b) of the Disclosure Letter, the Employment Agreements set forth on Section 4.15 of the Disclosure Letter, the Company Benefit Plans set forth on Section 4.16(a) of the Disclosure Letter and insurance policies on Section 4.18 of the Disclosure Letter):

          (a)   all bonds, debentures, notes, loans, credit or loan agreements or loan commitments, mortgages, indentures, guarantees or other contracts relating to the borrowing of money or binding upon any properties or assets (real, personal or mixed, tangible or intangible) of any AltaGen Entity;

          (b)   all leases or licenses involving any properties or assets (whether real, personal or mixed, tangible or intangible) involving an annual commitment or payment of more than $10,000 individually by any AltaGen Entity;

          (c)   all contracts and agreements that limit or restrict any AltaGen Entity or any officers or key employees of any AltaGen Entity from engaging in any business in any jurisdiction;

          (d)   all contracts and agreements for capital expenditures or the acquisition or construction of fixed assets requiring the payment by any AltaGen Entity of an amount in excess of $10,000;

          (e)   all contracts that provide for an increased payment or benefit, or accelerated vesting, upon the execution hereof or the Closing or in connection with the transactions contemplated hereby;

          (f)    all contracts and agreements granting any Person a Lien (other than Permitted Liens) on all or any part of any asset of any AltaGen Entity;

          (g)   all contracts and agreements for the cleanup, abatement or other actions in connection with any Hazardous Materials, the remediation of any existing environmental condition or relating to the performance of any environmental audit or study;

          (h)   all contracts and agreements granting to any Person an option or a first refusal, first-offer or similar preferential right to purchase or acquire any assets;

          (i)    all contracts and agreements with any agent, distributor or representative that is not terminable without penalty on 30 days' or less notice;

          (j)    all contracts and agreements for the granting or receiving of a license, sublicense or franchise or under which any Person is obligated to pay or has the right to receive a royalty, license fee, franchise fee or similar payment (other than "shrink-wrap" licenses and other software licenses generally available to the public);

          (k)   all contracts, licenses and agreements to which any AltaGen Entity is a party (i) with respect to Company Intellectual Property licensed or transferred to any third party (other than end-user licenses in the ordinary course of business) or (ii) pursuant to which a third party has licensed or transferred any Company Intellectual Property to any AltaGen Entity.

          (l)    all contracts providing for the indemnification or holding harmless of any officer, director, employee or other Person;

          (m)  all joint venture or partnership contracts and all other contracts providing for the sharing of any profits;

          (n)   all outstanding powers of attorney empowering any Person to act on behalf of any AltaGen Entity; and

          (o)   all existing contracts and commitments (other than those described in subsections (a) through (n) of this Section 4.13) to which any AltaGen Entity is a party or by which its properties or assets are bound (i) involving an annual commitment or annual payment to or from any AltaGen Entity of more than $10,000 individually or (ii) that is material to any AltaGen Entity, individually or in the aggregate.

True, correct and complete copies of all Company Contracts have been provided or made available to Serologicals or its counsel. The Company Contracts are legal, valid, binding and enforceable in accordance with their respective terms with respect to the applicable AltaGen Entity and, to the Knowledge of the Company, each other party to such Company Contracts. There is no existing material default or material breach of any AltaGen Entity under any Company Contract (or event or condition that, with notice or lapse of time or both could constitute such a default or breach) and there is no such default (or event or condition that, with notice or lapse of time or both, could constitute such a default or breach) with respect to any third party to any Company Contract. Except as set forth in Section 4.13 of the Disclosure Letter, the Company is not participating in any discussions or negotiations regarding modification of or amendment to any Company Contract or entry in any new material contract applicable to any AltaGen Entity or the real or personal property of any AltaGen Entity, other than discussions or negotiations related to (i) modifications or amendments that will result in an increase in the level of business from any such customer over current levels and (ii) obtaining any new customer.

        Section 4.14 Tax Returns; Taxes.

          (a)   Except as otherwise disclosed on Section 4.14(a) of the Disclosure Letter: (i) all Tax Returns of any AltaGen Entity due to have been filed through the date hereof in accordance with any applicable law have been duly filed and are correct and complete in all material respects; (ii) all material Taxes for which any AltaGen Entity may have any liability, which are due on, before or through the date hereof (whether or not shown on any Tax Return), have been paid in full or are being contested in good faith; (iii) the amounts accrued as liabilities for Taxes on the books of such AltaGen Entity, and reflected in the Balance Sheet will be adequate based on the tax rates, applicable laws and regulations in effect on the date hereof to satisfy all liabilities for Taxes of such AltaGen Entity in any jurisdiction as of the date of the Balance Sheet; (iv) there are not now any extensions of time in effect with respect to the dates on which any Tax Returns of any AltaGen Entity were or are due to be filed; (v) all deficiencies asserted as a result of any examination of any Tax Returns of any AltaGen Entity have been paid in full, accrued on the books of any AltaGen Entity, or finally settled, and no issue has been raised in any such examination which, by application of the same or similar principles, reasonably could be expected to result in a proposed deficiency for any other period not so examined; (vi) to the Knowledge of the Company no claims have been asserted and no proposals or deficiencies for any Taxes of any AltaGen Entity are being asserted, proposed or threatened, and no audit or investigation of any return or report of Taxes of any AltaGen Entity is currently underway, pending or threatened; (vii) no claim has ever been made by an authority in a jurisdiction in which any AltaGen Entity does not file Tax Returns that it is or may be subject to taxation by that jurisdiction; (viii) each AltaGen Entity has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party; (ix) there are no outstanding waivers or agreements by or on behalf of any AltaGen Entity for the extension of time for the assessment of any Taxes or deficiency thereof, nor are there any requests for rulings, outstanding subpoenas or requests for information, notice of proposed reassessment of any property owned or leased by any AltaGen Entity or any other matter pending between any AltaGen Entity and any taxing authority; (x) there are no Liens for Taxes, nor, to the Knowledge of the Company are there any Liens for Taxes which are pending or threatened (other than Liens for Taxes which are not yet due and payable); (xi) no AltaGen Entity has been a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; (xii) no AltaGen Entity is a party to any Tax allocation or sharing agreement; (xiii) no AltaGen Entity has been a member of an affiliated group filing a consolidated U.S. federal income tax return (other than a group for which the Company is the common parent); (xiv) no AltaGen Entity has any liability for the Taxes of any Person (other than the respective AltaGen Entity) under U.S. Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise; (xv) no AltaGen Entity has participated in any reportable or listed transaction as defined under Treasury Regulation Section 1.6011-4; (xvi) if any AltaGen Entity has participated in a reportable or listed transaction, it has properly disclosed such transaction in accordance with the Tax regulations; (xvii) each AltaGen Entity has at all times used proper accounting methods and periods in computing its Tax liability; and (xviii) neither the Company nor any AltaGen Entity has distributed stock of another person in a transaction that was purported or intended to be governed by Sections 355 or 361 of the Code.

          (b)   Except as set forth in Section 4.14(b) of the Disclosure Letter, each AltaGen Entity has delivered or made available to Serologicals or its counsel true and complete copies of all open income Tax Returns (together with any agent's reports and any accountants' work papers) relating to its operations for the years for which Tax Returns are due to have been filed.

          (c)   Section 4.14(c) of the Disclosure Letter sets forth the amount of net operation losses as determined in accordance with the Code and accumulated by the AltaGen Entities and unused through December 31, 2003.

        Section 4.15 Officers and Employees. Section 4.15 of the Disclosure Letter contains a true and complete list of all of the directors, officers, and employees of each AltaGen Entity together with an appropriate notation next to the name of any such Person on such list who is subject to any written Employment Agreement or any other written term sheet or other document describing the terms or conditions of employment of such employee. The Company has provided or made available to Serologicals or its counsel employment or other records of each such director, officer or employee specifying each such Person's position, annual rate of compensation, date of birth, date of hire, social security number, home address, work location, length of service, hours of service, tax withholding history and the allocation of amounts paid and other benefits provided to each of them, respectively. The Company has made available to Serologicals or its counsel true, correct and complete copies of each such Employment Agreement. No AltaGen Entity has improperly classified as an independent contractor any Person. No AltaGen Entity has made any verbal commitments to any officer, employee, former employee, consultant or independent contractor of any AltaGen Entity with respect to compensation, promotion, retention, termination, severance or similar matters in connection with the transactions contemplated hereby or otherwise. Except as indicated on Section 4.15 of the Disclosure Letter, all officers and employees of each AltaGen Entity are active on the date hereof. Except as indicated on Section 4.15 of the Disclosure Letter, no officer or employee of any AltaGen Entity is related by blood or marriage to any other officer or employee of any AltaGen Entity.

        Section 4.16 Company Benefit Plans.

          (a)   Section 4.16(a) of the Disclosure Letter contains a true and complete list of the Company Benefit Plans sponsored, maintained or contributed to by the AltaGen Entities or to which the AltaGen Entities have made or have been required to make contributions at any time during the six-year period ending on the Closing Date. Any Company Benefit Plan currently sponsored, maintained or contributed to by the Company (a "Current Company Benefit Plan") is noted on such schedule.

          (b)   Except as set forth on Section 4.16(b) of the Disclosure Letter:

              (i)  With respect to each Current Company Benefit Plan identified on Section 4.16(a) of the Disclosure Letter, the Company has heretofore delivered or made available to Serologicals or its counsel true and complete copies of the plan documents and any amendments thereto (or, in the event the plan is not written, a written description thereof), any related trust or other funding vehicle, any annual reports, summary plan descriptions and summaries of material modifications required under ERISA or the Code, the most recent determination letter received from the Internal Revenue Service with respect to each Current Company Benefit Plan intended to qualify under Code Section 401 and such other documentation as reasonably requested by Serologicals.

             (ii)  The records of the AltaGen Entities accurately reflect the employment or service histories of its employees, contract employees and leased employees, including their hours of service, and all such records are maintained in a usable form.

            (iii)  No Company Benefit Plan or ERISA Affiliate Plan is or was subject to Title IV of ERISA or Section 412 of the Code, and no Company Benefit Plan or ERISA Affiliate Plan is or was a "multiemployer pension plan" (as defined in Section 4001(a)(3) of ERISA) or subject to Section 302 of ERISA. No AltaGen Entity has terminated or withdrawn from and no fact exists that could reasonably be expected to result in a termination or withdrawal from a Company Benefit Plan that is subject to Title IV of ERISA. No AltaGen Entity has incurred, and no fact exists that reasonably could be expected to result in, liability as a result of a termination, withdrawal or funding waiver with respect to an ERISA Affiliate Plan.

            (iv)  No Company Benefit Plan or ERISA Affiliate Plan is or was a "multiple employer welfare arrangement" (as defined in Section 3(40) of ERISA).

             (v)  Each Company Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and in compliance with ERISA, the Code and all Applicable Benefit Laws. No AltaGen Entity has incurred, and to the Knowledge of the Company, no fact exists that reasonably could be expected to result in any liability with respect to any Company Benefit Plan, including any liability, tax, penalty or fee under ERISA, the Code or any Applicable Benefit Law (other than to pay premiums, contributions or benefits in the ordinary course).

            (vi)  No fact or circumstance exists that could adversely affect the tax-exempt status of a Company Benefit Plan that is intended to be tax-exempt, including a SIMPLE IRA plan. Further, each Company Benefit Plan intended to be "qualified" within the meaning of Section 401(a) of the Code and the trusts maintained thereunder that are intended to be exempt from taxation under Section 501(a) of the Code has received a favorable determination or other letter indicating that it is so qualified.

           (vii)  To the Knowledge of Company, (1) there is no pending or threatened complaint, claim (other than a routine claim for benefits), proceeding, examination, audit, investigation or other proceeding or action of any kind in or before any Governmental Entity with respect to any Company Benefit Plan and (2) there exists no state of facts that, after notice or lapse of time or both, reasonably could be expected to give rise to any such claim, investigation, examination, audit or other proceedings.

          (viii)  The assets of each Company Benefit Plan are reported at their fair market value on the financial statements of each such plan.

            (ix)  No Company Benefit Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for current or former employees, directors, officers, consultants, independent contractors, contingent workers or leased employees (or any of their dependents, spouses or beneficiaries) of any AltaGen Entity or any predecessor in interest of any AltaGen Entity for periods extending beyond their retirement or other termination of service, other than COBRA Coverage and then only to the extent required by COBRA Coverage.

             (x)  All contributions or premium payments required to be made by any AltaGen Entity under the terms of each Company Benefit Plan or by ERISA, the Code or Applicable Benefit Law have been made in a timely fashion in accordance with ERISA, the Code or Applicable Benefit Law and the terms of the Company Benefit Plan. Contributions or premiums will be paid by any AltaGen Entity for the period up to the Closing even though not otherwise required to be made until a later date.

            (xi)  There have been no improper withdrawals, applications or transfers of assets from any Company Benefit Plan or the trusts or other funding media relating thereto, and no AltaGen Entity nor, to the Knowledge of the Company, any of their agents has been in breach of any fiduciary obligation with respect to the administration of any Company Benefit Plan or the trusts or other funding media relating thereto.

           (xii)  Except with respect to a SIMPLE IRA plan, each AltaGen Entity has the right under the terms of each Company Benefit Plan and under ERISA, the Code and all Applicable Benefit Law to amend, revise, merge or terminate such plan (or its participation in such plan)

    or transfer the assets of such plan to another arrangement, plan or fund at any time exclusively by action of the AltaGen Entity, and no additional contributions would be required to properly effect such termination. Each AltaGen Entity has the right to terminate any Company Benefit Plan that is a SIMPLE IRA plan, and no additional contributions would be required to properly effect such termination.

          (xiii)  Except as set forth in Section 4.16 of the Disclosure Letter, the execution, delivery and performance of, and consummation of the transactions contemplated by, this Agreement will not (1) entitle any current or former employee, director, officer, consultant, independent contractor, contingent worker or leased employee (or any of their dependents, spouses or beneficiaries) of any AltaGen Entity to severance pay, unemployment compensation or any other payment, or (2) accelerate the time of payment or vesting, or increase the amount of compensation due any such individual.

          (xiv)  To the Knowledge of the Company, no AltaGen Entity has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate any AltaGen Entity to make any payments that will not be deductible for federal income tax purposes by reason of Section 280G of the Code (including, without limitation, any accelerated vesting of the Options).

           (xv)  No AltaGen Entity has any duty or obligation to indemnify or hold another Person harmless for any liability attributable to any acts or omissions by such Person with respect to any Company Benefit Plan or ERISA Affiliate Plan.

        Section 4.17 Labor Relations. Except as set forth on Section 4.17 of the Disclosure Letter:

          (a)   No employee of any AltaGen Entity during such employee's period of service with such AltaGen Entity has been, and currently is not, represented by a labor organization or group that was either certified or voluntarily recognized by any labor relations board (including the NLRB) or certified or voluntarily recognized by any other Governmental Entity;

          (b)   No AltaGen Entity is or has been a signatory to a collective bargaining agreement with any trade union, labor organization or group;

          (c)   to the Knowledge of the Company, no representation election petition or application for certification has been filed by employees of any AltaGen Entity or is pending with the NLRB or any other Governmental Entity and no union organizing campaign or other attempt to organize or establish a labor union, employee organization or labor organization or group involving employees of any AltaGen Entity has occurred, is in progress or is threatened;

          (d)   no AltaGen Entity has engaged in any unfair labor practice and, to the Knowledge of the Company, there is no pending or threatened labor board proceeding of any kind, including any such proceeding against any AltaGen Entity or any trade union, labor union, employee organization or labor organization representing the employees of any AltaGen Entity;

          (e)   no grievance or arbitration demand or proceeding, whether or not filed pursuant to a collective bargaining agreement has been filed or is pending or, to the Knowledge of the Company, has been threatened;

          (f)    no labor dispute, walk out, strike, slowdown, hand billing, picketing, work stoppage (sympathetic or otherwise), or other "concerted action" involving the employees of any AltaGen Entity has occurred, is in progress or, to the Knowledge of the Company, has been threatened;

          (g)   no breach of contract or denial of fair representation claim has been filed or is pending or, to the Knowledge of the Company, threatened against any AltaGen Entity or any trade union, labor union, employee organization or labor organization representing the employees of any AltaGen Entity;

          (h)   no claim, complaint, charge or investigation for unpaid wages, bonuses, commissions, employment withholding taxes, penalties, overtime, vacation pay or other compensation, benefits, child labor or record keeping violations has been filed or is pending or, to the Knowledge of the Company, threatened against any AltaGen Entity under the FLSA, Davis-Bacon Act, Walsh-Healey Act, or Service Contract Act or any other federal, state, local or foreign Law;

          (i)    no discrimination or retaliation claim, complaint, charge or investigation has been filed or is pending or, to the Knowledge of the Company, threatened against any AltaGen Entity under the United States Civil Rights Acts of 1866 and 1964, the United States Equal Pay Act, ADEA, ADA, FMLA and FLSA, ERISA or any other federal Law or comparable state fair employment practices act or foreign Law;

          (j)    no AltaGen Entity is a federal or state contractor;

          (k)   no citation has been issued by OSHA against any AltaGen Entity and no notice of contest, claim, complaint, charge, investigation, or other administrative enforcement proceeding involving any AltaGen Entity is pending or, to the Knowledge of the Company, threatened against any AltaGen Entity under OSHA or any other applicable Law relating to occupational safety and health;

          (l)    no workers' compensation or retaliation claim, complaint, charge or investigation is pending against any AltaGen Entity;

          (m)  no investigation or citation of any AltaGen Entity has occurred and no enforcement proceeding is pending or, to the Knowledge of the Company, threatened against any AltaGen Entity under federal or foreign immigration Law;

          (n)   no AltaGen Entity has taken any action that could constitute a "mass layoff", "mass termination" or "plant closing" within the meaning of WARN or otherwise trigger notice requirements or liability under any federal, local, state or foreign plant closing notice or collective dismissal law in the last five years;

          (o)   no wrongful discharge, retaliation, libel, slander or other claim, complaint, charge or investigation that arises out of the employment relationship between any AltaGen Entity and any of its employees is pending or, to the Knowledge of the Company, threatened against any AltaGen Entity under any applicable Law;

          (p)   each AltaGen Entity has maintained and currently maintains adequate insurance as required by applicable Law with respect to workers' compensation claims and unemployment benefits claims;

          (q)   each AltaGen Entity is in compliance in all material respects with all applicable Labor Laws;

          (r)   no AltaGen Entity is liable for any liability, judgment, decree, order, arrearage of wages or taxes, fine or penalty for failure to comply with any Labor Law;

          (s)   the Company has provided or made available to Serologicals or its counsel a copy of the policy of each AltaGen Entity for providing leaves of absence under FMLA and its FMLA notices; and

          (t)    each AltaGen Entity has paid or accrued all current assessments under workers' compensation legislation, and no AltaGen Entity has been subject to any special or penalty assessment under such legislation that has not been paid.

        Section 4.18 Insurance Policies. Section 4.18 of the Disclosure Letter contains a complete and correct list of all insurance policies carried by or for the benefit of each AltaGen Entity, specifying the insurer, the amount of and nature of coverage, the risk insured against, the deductible amount (if any) and the date through which coverage shall continue by virtue of premiums already paid. Each AltaGen Entity maintains insurance with reputable insurers for the business and assets of the AltaGen Entities against all risks normally insured against, and in amounts normally carried, by Persons of similar size to the AltaGen Entities engaged in similar lines of business. All insurance policies and bonds with respect to the business and assets of each AltaGen Entity are in full force and effect and shall be maintained by each AltaGen Entity in full force and effect as they apply to any matter, action or event relating to each AltaGen Entity occurring through the Closing Date. No AltaGen Entity has reached or exceeded its policy limits for any insurance policy in effect at any time during the past five years.

        Section 4.19 Environmental, Health and Safety Matters. Except as set forth on Section 4.19 of the Disclosure Letter:

          (a)   each AltaGen Entity possesses all material permits and approvals required under, and is in full compliance with, all Environmental Laws, and each AltaGen Entity is in material compliance with all applicable limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in all Environmental Laws or contained in any other Law, or any notice or demand letter issued thereunder;

          (b)   no AltaGen Entity has received written notice of actual or threatened liability under CERCLA or any similar foreign, state or local Law from any Governmental Entity or any third party and, to the Knowledge of the Company, there is no fact or circumstance that could form the basis for the assertion of any claim against any AltaGen Entity under any Environmental Law, including CERCLA or any similar local, state or foreign Law with respect to any on-site or off-site location;

          (c)   no AltaGen Entity has entered into or agreed to enter into, and no AltaGen Entity has contemplated entering into, any consent decree or order, and no AltaGen Entity is subject to any judgment, decree or judicial or administrative order relating to compliance with, or the cleanup of Hazardous Materials under, any applicable Environmental Law;

          (d)   no AltaGen Entity has received a written allegation that it is in violation of nor has any AltaGen Entity been subject to any administrative or judicial proceeding pursuant to, applicable Environmental Laws either now or any time during the past five years;

          (e)   to the Knowledge of the Company, no AltaGen Entity is subject to any claim, obligation, liability, loss, damage or expense of any kind or nature whatsoever, contingent or otherwise, incurred or imposed or based upon any provision of any Environmental Law or arising out of any act or omission of any AltaGen Entity, or any of the employees, agents or representatives of any AltaGen Entity, or arising out of the ownership, use, control or operation by any AltaGen Entity of any plant, facility, site, area or property (including any plant, facility, site, area or property currently or previously owned or leased by any AltaGen Entity) from which any Hazardous Material was Released;

          (f)    the Company has heretofore provided to Serologicals true, correct and complete copies of all reports, correspondence, memoranda, computer data and the complete files relating to environmental matters; and no AltaGen Entity has paid any fine, penalty or assessment within the prior five years with respect to environmental matters;

          (g)   to the Knowledge of the Company, no Leased Real Property, improvement or equipment of any AltaGen Entity contains any asbestos, polychlorinated biphenyls, underground storage tanks, open or closed pits, sumps or other containers on or under any Asset; and

          (h)   no AltaGen Entity has imported, manufactured, stored, used, operated, transported, treated or disposed of any Hazardous Material other than in material compliance with all Environmental Laws.

        Section 4.20 Intellectual Property.

          (a)   Section 4.20 of the Disclosure Letter contains a list of all Company Registered Intellectual Property.

          (b)   No Company Intellectual Property or product or service used by any AltaGen Entity related to Company Intellectual Property is subject to any proceeding or outstanding decree, order, judgment, agreement or stipulation (i) restricting in any manner the use, transfer or licensing thereof by any AltaGen Entity or (ii) that affects the validity, use or enforceability of the Company Intellectual Property or any such product or service. To the Knowledge of the Company, each item of Company Registered Intellectual Property is valid and subsisting. All necessary registration, maintenance and renewal fees currently due in connection with Company Registered Intellectual Property have been made and all necessary documents, recordations and certifications in connection with the Company Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purpose of maintaining such Company Registered Intellectual Property.

          (c)   To the Knowledge of the Company, each AltaGen Entity owns and has good and exclusive title to, or has licenses (sufficient for the conduct of the Business as currently conducted) to, each item of Company Intellectual Property, free and clear of any Lien (except for Permitted Liens) and the Company is the exclusive owner of, or has a valid license to use, all trademarks and service marks, trade names and domain names used by the AltaGen Entities, free and clear of all Liens, except for Permitted Liens.

          (d)   To the Knowledge of the Company, each AltaGen Entity owns exclusively and has good title to all copyrighted works used by such AltaGen Entity that (i) are products of any AltaGen Entity or (ii) any AltaGen Entity otherwise expressly purports to own, free and clear of all Liens. Section 4.21(d) lists all works of original authorship used by each AltaGen Entity and prepared by or on behalf of any AltaGen Entity (including software programs) by title, version number, author(s) and publication date (if any), regardless of whether any AltaGen Entity has obtained or is seeking a copyright registration for such works.

          (e)   To the extent that the Company Intellectual Property has been developed or created by a third party or any employee for any AltaGen Entity, the Company has a written agreement with such third party or employee with respect thereto and the applicable AltaGen Entity thereby either (i) has obtained ownership of and is the exclusive owner of or (ii) has obtained a license (sufficient for the operations of any AltaGen Entity as currently conducted) to, such of the third party's Intellectual Property in such work, material or invention as is necessary for such operations.

          (f)    The operations of each AltaGen Entity as currently conducted including each AltaGen Entity's design, development, marketing and sale of the products or services of such AltaGen Entity (including with respect to products currently under development), to the Knowledge of the

  Company, have not and do not infringe or misappropriate in any manner the Intellectual Property of any third party (including, without limitation, the use by any AltaGen Entity of any unlicensed copies of any software) or constitute unfair competition or trade practices under the Laws of any jurisdiction.

          (g)   To the Knowledge of the Company, no Person has or is infringing or misappropriating any Company Intellectual Property.

          (h)   Each AltaGen Entity has taken reasonable steps to protect the rights of each AltaGen Entity in the Confidential Information and any trade secret or confidential information of third parties used by each AltaGen Entity, and, without limiting the generality of the foregoing, each AltaGen Entity has enforced a policy requiring each employee and contractor to execute a proprietary information/confidentiality agreement in substantially the form provided or made available to Serologicals or its counsel, and, except under confidentiality obligations, there has not been any disclosure by any AltaGen Entity of any Confidential Information or any such trade secret or confidential information of third parties.

        Section 4.21 Software.

          (a)   Section 4.21(a) of the Disclosure Letter sets forth a true and complete list of: (i) the Company Proprietary Software and (ii) the Company Licensed Software.

          (b)   The applicable AltaGen Entity has all right, title and interest in and to all intellectual property rights in the Company Proprietary Software used by it. The applicable AltaGen Entity has developed the Company Proprietary Software through its own efforts, as described in Section 4.21(d) of the Disclosure Letter, and for its own account, and the Company Proprietary Software is free and clear of all Liens, except for Permitted Liens. The use of the Company Software does not breach any term of any license or other contract between any AltaGen Entity and any third party. Each AltaGen Entity is in compliance with the terms and conditions of all license agreements in favor of such AltaGen Entity relating to the Company Licensed Software.

          (c)   To the Knowledge of the Company, the Company Proprietary Software does not infringe any patent, copyright or trade secret or any other intellectual property right of any third party. The source code for the Company Proprietary Software has been maintained in confidence.

          (d)   The Company Proprietary Software was: (i) developed by employees of the AltaGen Entities working within the scope of their employment at the time of such development; (ii) developed by agents, consultants, contractors or other Persons who have executed appropriate instruments of assignment in favor of the Company as assignee that have conveyed to the Company ownership of all of its intellectual property rights in the Company Proprietary Software; or (iii) acquired by the Company in connection with acquisitions in which the Company obtained appropriate representations, warranties and indemnities from the transferring party relating to the title to the Company Proprietary Software. No AltaGen Entity has received written notice from any third party claiming any right, title or interest in the Company Proprietary Software.

          (e)   No AltaGen Entity has granted rights in the Company Software to any third party.

        Section 4.22 Transactions with Affiliates. Except as set forth on Section 4.22 of the Disclosure Letter and except for Employment Agreements listed on Section 4.15 of the Disclosure Letter and Options listed on Section 4.3 of the Disclosure Letter, no officer or director of any AltaGen Entity, none of their respective Related Parties and to the Knowledge of Company no current or former Affiliate of any AltaGen Entity has any interest in: (a) any contract, arrangement or understanding with, or relating to, any AltaGen Entity or the properties or assets of any AltaGen Entity; (b) any loan, arrangement, understanding, agreement or contract for or relating to any AltaGen Entity or the properties or assets of any AltaGen Entity; or (c) any property (real, personal or mixed), tangible or intangible, used or currently intended to be used by any AltaGen Entity. Section 4.22 of the Disclosure Letter also sets forth a complete list of all accounts receivable, notes receivable and other receivables and accounts payable owed to or due from any Affiliate of any AltaGen Entity to any AltaGen Entity.

        Section 4.23 Undisclosed Payments. To the Knowledge of the Company, neither any AltaGen Entity nor the directors, officers, or employees of any AltaGen Entity, nor anyone acting on behalf of any of them, has made or received any payment not correctly categorized and fully disclosed in each AltaGen Entity's books and records in connection with or in any way relating to or affecting any AltaGen Entity.

        Section 4.24 Customer and Supplier Relations. Section 4.24 of the Disclosure Letter sets forth a complete and accurate list of the names of the top twenty customers (other than Serologicals) of the AltaGen Entities based on revenue received by the Company in the twelve month period ending April 30, 2004. Each AltaGen Entity maintains good relations with such customers and, to the Knowledge of the Company, no event has occurred that could materially and adversely affect any AltaGen Entity's relations with any such customer. Except as set forth on Section 4.24 of the Disclosure Letter, no such customer during the prior 12 months has canceled, terminated or made any written threat to cancel or otherwise terminate any of such customer's contracts with any AltaGen Entity or to materially decrease such customer's usage of such AltaGen Entity's services or products. The Company does not have any Knowledge to the effect that any current customer or supplier will terminate or materially alter its business relations with any AltaGen Entity, either as a result of the transactions contemplated hereby or otherwise, except as a consequence of the completion of the service or delivery of the product under a contract.

        Section 4.25 Notes and Accounts Receivable.

          (a)   Notes. All notes receivable of each AltaGen Entity owing by any director, officer or employee of any AltaGen Entity or by any Shareholder have been paid in full prior to the date hereof or shall have been paid in full or otherwise extinguished prior to the Closing Date.

          (b)   Accounts Receivable. The Company has delivered or made available to Serologicals or its counsel a true and complete schedule of the accounts receivable of the AltaGen Entities as of the date hereof showing the amount of each such account receivable and an aging of amounts due thereunder. Except as set forth on Section 4.25(b) of the Disclosure Letter, to the Knowledge of the Company, the debtors to which such accounts receivable relate are not in or subject to a bankruptcy or insolvency proceeding and none of the accounts receivable have been made subject to an assignment for the benefit of creditors. Except as set forth on Section 4.25(b) of the Disclosure Letter, all the accounts receivable shown on the aging are (i) valid, existing and collectible in a manner consistent with the Company's past practice without resort to legal proceedings or collection agencies and (ii) not subject to any refund or adjustment or any defense, right of set-off, assignment, restriction, security interest or other Lien, except for Permitted Liens. All of the accounts receivable shown on the aging represent monies due for goods sold and delivered or services rendered in the ordinary course of business.

          (c)   Accounts Payable. The accounts payable of the AltaGen Entities reflected on the Balance Sheet (or that are reflected on the Final Working Capital Section) arose from bona fide transactions in the ordinary course of business.

        Section 4.26 Licenses. Section 4.26 of the Disclosure Letter is a true and complete list of all material Licenses held by each AltaGen Entity. Each AltaGen Entity owns or possesses all Licenses that are necessary to enable it to carry on its operations as presently conducted. All Licenses are valid, binding and in full force and effect. The execution, delivery and performance hereof and the consummation of the transactions contemplated hereby shall not adversely affect any License. Each AltaGen Entity has taken all necessary action to maintain each License, except where the failure to so act shall not have a Material Adverse Effect on any AltaGen Entity or its operations. No loss or expiration of any License is to the Knowledge of the Company threatened or pending.

        Section 4.27 Ethical Practices. Neither any AltaGen Entity nor any director, officer, agent employee or representative thereof for or on behalf of any AltaGen Entity has (i) offered, given or used anything of value for unlawful contributions, gifts, entertainment or other unlawful purposes, including, without limitation, bribes, kickbacks or illegal or improper payments; (ii) made any unlawful payment (including, but not limited to, payments of cash) to foreign or domestic officials or employees of any Governmental Entity or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977 as amended, or (iii) made any other payment (including, but not limited to, payments of cash) in violation of any applicable Law.

        Section 4.28 Product and Service Warranties. Except as set forth on Section 4.28 of the Disclosure Letter, no AltaGen Entity makes any express warranty or guaranty as to goods sold, or services provided by, any AltaGen Entity, and there is no pending or, to the Knowledge of the Company, threatened claim alleging any breach of any such warranty or guaranty. Section 4.28 of the Disclosure Letter sets forth the amount of accounts receivable of each AltaGen Entity that are subject to asserted warranty claims by customers and reasonably detailed information regarding asserted warranty claims made within the last year, including the type and amount of such claims.

        Section 4.29 Brokers, Finders and Investment Bankers. Except as set forth on Section 4.29 of the Disclosure Letter, neither any AltaGen Entity, nor any officer, member, director or employee of any AltaGen Entity nor any Affiliate of any AltaGen Entity, has employed any broker, finder or investment banker or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees or finders' fees in connection with the transactions contemplated hereby. No AltaGen Entity has agreed to or is otherwise obligated to pay the fees or expenses, including without limitation any Advisor Fees, of any Shareholder, Option Holder, holder of Convertible Debt or any other Person.

        Section 4.30 Bank Accounts. Section 4.30 of the Disclosure Letter sets forth a true, correct and complete list and description of each bank account used by each AltaGen Entity.

        Section 4.31 US Food and Drug Administration Representations. Except as set forth on Section 4.31 of the Disclosure Letter, each AltaGen Entity is in compliance, in all material respects, with all current applicable statutes, rules, regulations, standards, guidelines, policies and orders administered or issued by the United States Food and Drug Administration ("FDA") or any applicable, comparable foreign governmental entity.

        Section 4.32 Board Approval. As of the date of this Agreement, the Board of Directors of the Company, at a meeting duly called and held at which a quorum was present throughout, has by the requisite vote of the directors (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and in the best interests of the Shareholders; (ii) determined that the Earnout and Indemnity Agreement and the Escrow Agreement and the transactions contemplated thereby are advisable and in the best interests of the Shareholders; and (iii) resolved to recommend that the Shareholders entitled to vote thereon approve and adopt this Agreement, the Earnout and Indemnity Agreement, the Escrow Agreement and the transactions contemplated herein and therein, including the Merger (the "Company Board Recommendation"). As of the date of this Agreement, the Company Board Recommendation has not been withdrawn, revoked or modified.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF SEROLOGICALS AND SUB

        Serologicals and Sub hereby represent and warrant to the Company as follows:

        Section 5.1 Organization. Serologicals is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

        Section 5.2 Authorization. Serologicals and Sub each have full corporate power and authority to execute and deliver this Agreement and the Serologicals Ancillary Documents, to perform their respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Serologicals Ancillary Documents by Serologicals and Sub, the performance by Serologicals and Sub of their respective obligations hereunder and thereunder, and the consummation of the transactions provided for herein and therein have been duly and validly authorized by all necessary corporate action on the part of Serologicals and Sub. This Agreement has been and, as of the Closing Date, the Serologicals Ancillary Documents will be, duly executed and delivered by Serologicals and Sub and do or shall, as the case may be, constitute the valid and binding agreements of Serologicals and Sub, enforceable against Serologicals and Sub in accordance with their respective terms, subject to applicable bankruptcy, insolvency and other similar laws affecting the enforceability of creditors' rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

        Section 5.3 Absence of Restrictions and Conflicts. The execution, delivery and performance of this Agreement and the Serologicals Ancillary Documents, the consummation of the transactions contemplated hereby and thereby and the fulfillment of, and compliance with, the terms and conditions hereof and thereof do not or will not (as the case may be), with the passing of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under, result in the loss of any benefit under, or permit the acceleration of any obligation under, (a) any term or provision of the charter documents of Serologicals or Sub, (b) except as may have already been obtained on or prior to the date hereof, any contract to which Serologicals or Sub is a party, (c) any judgment, decree or order of any Governmental Entity to which Serologicals or Sub is a party or by which Serologicals or Sub or any of their properties is bound or (d) any statute, law, rule or regulation applicable to Serologicals or Sub.

        Section 5.4 Brokers, Finders and Investment Bankers Neither Serologicals nor any director, officer, or employee of Serologicals nor any Affiliate of Serologicals, has employed any broker, finder or investment banker or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees or finders' fees in connection with the transactions contemplated hereby.

ARTICLE VI
CERTAIN COVENANTS AND AGREEMENTS

        Section 6.1 Conduct of Business by the Company. For the period commencing on the date hereof and ending on the Closing Date, the Company will cause each AltaGen Entity to, except as expressly required or contemplated hereby and except as otherwise consented to in advance in writing by Serologicals:

          (a)   conduct its businesses in the ordinary course on a basis consistent with past practice and not engage in any new line of business or enter into any agreement, transaction or activity or make any commitment with respect to any AltaGen Entity, except those in the ordinary course of business and not otherwise prohibited under this Section 6.1;

          (b)   use its commercially reasonable efforts to preserve intact the goodwill and business organization of each AltaGen Entity, keep the officers and employees of each AltaGen Entity available to Serologicals and preserve the relationships and goodwill of each AltaGen Entity with customers, distributors, suppliers, employees and other Persons having business relations with any AltaGen Entity;

          (c)   maintain its existence and good standing in its jurisdiction of organization and in each jurisdiction in which the ownership or leasing of its property or the conduct of its business requires such qualification;

          (d)   duly and timely file or cause to be filed all reports and returns (including, but not limited to, all Tax Returns) required to be filed with any Governmental Entity and promptly pay or cause to be paid when due all Taxes, assessments and governmental charges, including interest and penalties levied or assessed, unless diligently contested in good faith by appropriate proceedings;

          (e)   maintain in existing condition and repair (ordinary wear and tear excepted), consistent with past practices, all buildings, offices, shops and other structures located on the Leased Real Property, and all equipment, fixtures and other tangible personal property located on the Leased Real Property;

          (f)    not authorize for issuance or issue and deliver any Securities, additional shares of its capital stock or securities convertible into or exchangeable for shares of its capital stock, or issue or grant any right, option or other commitment for the issuance of shares of its capital stock or of such securities, or split, combine or reclassify any shares of its capital stock, except for the issuance of Company Common Stock in connection with the exercise of Options listed on Section 4.3 of the Disclosure Letter or the conversion of Company Preferred Stock or Convertible Debt;

          (g)   not amend or modify its charter documents;

          (h)   not declare any dividend, pay or set aside for payment any dividend or other distribution or make any payment to any related parties other than the payment of salaries or the reimbursement of business expenses each incurred in the ordinary course of business;

          (i)    not create any subsidiary, acquire any capital stock or other equity securities of any corporation or acquire any equity or ownership interest in any business or entity;

          (j)    not dispose of or permit to lapse any right to the use of any patent, trademark, trade name, service mark, license or copyright of any AltaGen Entity (including any of the Company Intellectual Property), or dispose of or disclose to any Person, any trade secret, formula, process, technology or know-how of any AltaGen Entity not heretofore a matter of public knowledge;

          (k)   not (i) sell any asset, other than finished goods sold in the ordinary course of business, (ii) create, incur or assume any indebtedness secured by any asset of any AltaGen Entity, (iii) grant, create, incur or suffer to exist any Lien on any asset of any AltaGen Entity that did not exist on the date hereof (other than Permitted Liens), (iv) incur any liability or obligation (absolute, accrued or contingent), except in the ordinary course of business consistent with past practice, (v) write-off any guaranteed check, note or account receivable, except in the ordinary course of business consistent with past practice, (vi) write-down the value of any asset or investment on the books or records of any AltaGen Entity, except for depreciation and amortization in the ordinary course of business and consistent with past practice, (vii) cancel any debt (other than in the ordinary course of business) or waive any claim or right, (viii) make any commitment for any capital expenditure to be made on or following the date hereof in excess of $100,000 in the aggregate of all capital expenditures or (ix) enter into any material contract or agreement (other than in the ordinary course of business) without the written consent of Serologicals;

          (l)    not increase in any manner the base compensation of, or enter into any new bonus or incentive agreement or arrangement with, any of its employees, officers, directors or consultants;

          (m)  not pay or agree to pay any additional pension, retirement allowance or other employee benefit under any Company Benefit Plan to any of its employees or consultants, whether past or present;

          (n)   not adopt, amend or terminate any Company Benefit Plan or increase the benefits provided under any Company Benefit Plan, or promise or commit to undertake any of the foregoing in the future;

          (o)   not amend any existing Employment Agreement or enter into any new Employment Agreement;

          (p)   not, with respect to Taxes, make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment related to any AltaGen Entity, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to any AltaGen Entity, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax;

          (q)   maintain supplies and inventory at levels that are in the ordinary course of business and consistent with past practice;

          (r)   continue to extend customers credit, collect accounts receivable and pay accounts payable and similar obligations in the ordinary course of business consistent with past practice;

          (s)   perform in all material respects all of its obligations under, and not default or suffer to exist any event or condition that with notice or lapse of time or both could constitute a default under, any Company Contract (except those being contested in good faith) and not enter into, assume or amend any contract or commitment that is or would be a Company Contract other than in the ordinary course of business consistent with past practice;

          (t)    not pay, discharge or satisfy any claim, liability or obligation (absolute, contingent or otherwise) other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice of claims, liabilities and obligations reflected or reserved against in the Balance Sheet or incurred in the ordinary course of business consistent with past practice;

          (u)   not increase any reserves for contingent liabilities (excluding any adjustment to bad debt reserves in the ordinary course of business consistent with past practice);

          (v)   maintain in full force and effect and in the same amounts policies of insurance comparable in amount and scope of coverage to that now maintained by or on behalf of each AltaGen Entity;

          (w)  continue to maintain its books and records in accordance with the AltaGen Accounting Principles;

          (x)   continue its cash management practices in the ordinary course of business consistent with past practice; and

          (y)   not authorize, or commit or agree to take, any of the foregoing actions.

        In connection with the continued operation of each AltaGen Entity during the period commencing on the date hereof and ending on the Closing Date, the Company shall confer, and shall cause each

AltaGen Entity to confer, in good faith on a regular basis with Serologicals regarding operational matters and the general status of on-going operations of each AltaGen Entity. The Company hereby acknowledges that Serologicals does not and shall not waive any right it may have hereunder as a result of such consultations. The Company shall not, and shall cause each AltaGen Entity not to, and Serologicals shall not take any action that would, or that could reasonably be expected to, frustrate the purpose and intent of this Agreement.

        Section 6.2 Inspection and Access to Information. During the period commencing on the date hereof and ending on the Closing Date, the Company will, and will cause each AltaGen Entity and its respective officers, directors, employees, auditors and agents to provide Serologicals and its accountants, investment bankers, counsel, environmental consultants and other authorized representatives full access, during reasonable hours and under reasonable circumstances, at the sole cost and expense of Serologicals to any and all of its premises, employees (including executive officers), properties, contracts, commitments, books, records and other information (including Tax Returns filed and those in preparation) and shall cause each AltaGen Entity's officers to furnish to Serologicals and its authorized representatives, promptly upon request therefor, any and all financial, technical and operating data and other information pertaining to each AltaGen Entity and otherwise fully cooperate with the conduct of due diligence by Serologicals and its representatives.

        Section 6.3 Notices of Certain Events.

          (a)   The Company shall promptly notify Serologicals of:

              (i)  any change or event that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on or otherwise result in any representation or warranty of the Company hereunder being inaccurate in any material respect;

             (ii)  any action, suit, claim, investigation or proceeding commenced or, to its Knowledge, threatened against, relating to or involving or otherwise affecting any AltaGen Entity that, if pending on the date hereof, would have been required to have been disclosed pursuant to Section 4.11 or that relates to the consummation of the transactions contemplated hereby;

            (iii)  (1) the damage or destruction by fire or other casualty of any asset or part thereof of any AltaGen Entity, if the loss caused by such damage or destruction could reasonably be expected to equal or exceed $10,000, or (2) any asset or part thereof becoming the subject of any proceeding (or, to the Knowledge of the Company, threatened proceeding) for the taking thereof or of any right relating thereto by condemnation, eminent domain or other similar governmental action; and

            (iv)  the occurrence or failure to occur of any event that the occurrence or failure of which would be likely to cause any representation or warranty of the Company to be materially untrue or inaccurate at any time from the date hereof to the Closing Date or that will or may result in the failure to satisfy any covenant, condition or agreement of the Company herein.

          (b)   Serologicals shall promptly notify the Company of the occurrence or failure to occur of any event that the occurrence or failure of which would be likely to cause any representation or warranty of Serologicals or the Sub to be untrue or inaccurate at any time from the date hereof to the Closing Date or that will or may result in the failure to satisfy any covenant, condition or agreement of Serologicals herein.

          (c)   Each of Serologicals and the Company shall promptly notify the other of:

              (i)  any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby;

             (ii)  any notice or other communication from any Governmental Entity in connection with the transactions contemplated hereby;

          (d)   Each of Serologicals and the Company hereby acknowledge that neither Serologicals nor the Company waive any right either may have hereunder as a result of such notifications.

        Section 6.4 No Solicitation of Transactions. The Company will not, and shall cause each AltaGen Entity and each of its respective Affiliates not to, directly or indirectly, through any officer, director, manager or agent of any of them or otherwise, initiate, solicit or encourage (including by way of furnishing non-public information or assistance), or enter into negotiations of any type, directly or indirectly, or enter into a confidentiality agreement, letter of intent or purchase agreement, merger agreement or other similar agreement with any Person, other than Serologicals, with respect to a sale of all or any substantial portion of the assets of any AltaGen Entity, or a merger, consolidation, business combination, sale of all or any substantial portion of the capital stock of any AltaGen Entity, or the liquidation or similar extraordinary transaction with respect to any AltaGen Entity (each, an "Acquisition Transaction"). The Company shall notify Serologicals orally (within one Business Day) and in writing (as promptly as practicable) of all relevant terms of any inquiry or proposal by a third party to do any of the foregoing that the AltaGen Entities or any of their respective Affiliates or any of their respective officers, directors, partners, managers, employees, investment bankers, financial advisors, attorneys, accountants or other representatives may receive relating to any of such matters. In the event such inquiry or proposal is in writing, the Company shall deliver to Serologicals a copy of such inquiry or proposal together with such written notice. Notwithstanding any prohibition contained in this Section 6.4, the AltaGen Entities shall be permitted to continue discussions with Bharat Serum and Vaccines Limited ("Bharat") regarding a proposed joint venture; provided, however, that, no AltaGen Entity or their Affiliates shall enter into any agreement, arrangement or understanding with Bharat binding any AltaGen Entity, or any asset of any AltaGen Entity during such time without the express written consent and approval of Serologicals.

        Section 6.5 Reasonable Efforts; Further Assurances; Cooperation. Subject to the other provisions hereof, each Party shall each use its reasonable, good faith efforts to perform its obligations hereunder and to take, or cause to be taken, and do, or cause to be done, all things necessary, proper or advisable under applicable Law to obtain all consents required as described on Section 4.5 of the Disclosure Letter and all regulatory approvals and to satisfy all conditions to its obligations hereunder and to cause the transactions contemplated herein to be effected as soon as practicable, but in any event on or prior to the Expiration Date (as hereinafter defined), in accordance with the terms hereof and shall cooperate fully with each other Party and its officers, directors, employees, agents, counsel, accountants and other designees in connection with any step required to be taken as a part of its obligations hereunder, including the following:

          (a)   Each Party promptly shall make its filings and submissions and shall take all actions necessary, proper or advisable under applicable Laws to obtain any required approval of any Governmental Entity with jurisdiction over the transactions contemplated hereby (except that Serologicals shall have no obligation to take or consent to the taking of any action required by any such Governmental Entity that could adversely affect the Company or the transactions contemplated by this Agreement or the Serologicals Ancillary Documents). Each Party shall furnish all information required for any application or other filing to be made pursuant to any applicable Law in connection with the transactions contemplated hereby.

          (b)   In the event any claim, action, suit, investigation or other proceeding by any Governmental Entity or other Person is commenced that questions the validity or legality of the Merger or any other transaction contemplated hereby or seeks damages in connection therewith, the Parties shall (i) cooperate and use all reasonable efforts to defend against such claim, action, suit, investigation or other proceeding, (ii) in the event an injunction or other order is issued in any such action, suit or other proceeding, use all reasonable efforts to have such injunction or other order lifted, and (iii) cooperate reasonably regarding any other impediment to the consummation of the transactions contemplated hereby.

          (c)   Each AltaGen Entity shall give all notices to third parties and use its commercially reasonable efforts (in consultation with Serologicals) to obtain all third-party consents (i) required to be given or obtained, including those required to be given or obtained on Section 4.5 of the Disclosure Letter and the other Schedules, (ii) required to avoid a breach of or default under any Company Contract in connection with the consummation of the transactions contemplated hereby or (iii) required to prevent a Material Adverse Effect, whether prior to, on or following the Closing Date.

        Section 6.6 Public Announcements. The Company shall not, without the prior written consent of Serologicals, make any public announcement regarding this Agreement or the transactions contemplated hereby.

        Section 6.7 Supplements to Disclosure Letter. To the extent necessary to satisfy the conditions set forth in Section 7.2(a), from time to time up to the Closing, the Company shall promptly supplement or amend the Disclosure Letter with respect to any matter first existing or occurring following the date hereof that (a) if existing or occurring at or prior to the date hereof, would have been required to be set forth or described therein or (b) is necessary to correct any information contained herein that has been rendered inaccurate thereby. Notwithstanding anything in the preceding or succeeding sentence to the contrary, no such supplement or amendment to the Disclosure Letter shall have any effect for the purpose of determining satisfaction of the conditions set forth in Section 7.2. If the Company supplements or amends the Disclosure Letter in accordance with the provisions of this Section 6.7 and Serologicals elects to consummate the Merger, such supplement or amendment shall not form the basis of any claim for indemnification for Serologicals Losses under and pursuant to the Earnout and Indemnity Agreement.

        Section 6.8 Insurance. If requested by Serologicals, the Company shall in good faith cooperate with Serologicals and take all actions reasonably requested by Serologicals that are necessary or desirable to permit Serologicals to have available to it following the Closing the benefits (whether direct or indirect) of the insurance policies maintained by or on behalf of the Company that are currently in force. All costs relating to the actions described in this Section 6.8 shall be borne by Serologicals.

        Section 6.9 Tax Matters.

          (a)   The Company shall be responsible for the preparation and filing of all Tax Returns for each AltaGen Entity that are actually filed before the Closing Date. Such Tax Returns shall be prepared and filed in a manner consistent with the past practices of the AltaGen Entities in preparing their Tax Returns. The Company shall submit a draft Tax Return to Serologicals within a reasonable period prior to filing and shall make such revisions to such Tax Return as are reasonably requested by Serologicals. Serologicals shall be responsible for the preparation and filing of all Tax Returns for each AltaGen Entity that are actually filed after the Closing Date.

          (b)   Each of the Parties shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Serologicals and the Company agree (i) to retain all books and records, in their respective possessions or under their respective control, with respect to Tax matters pertinent to any AltaGen Entity relating to any Taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Serologicals or the Company, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, to allow such other party to take possession of such books and records. The Company further agrees, upon request, to use its best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, with respect to the transactions contemplated hereby). The Company further agrees, upon request, to provide Serologicals with all information that either party may be required to report pursuant to Section 6043 of the Code and all Treasury Regulations promulgated thereunder.

          (c)   All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be paid by the Company when due, and the Company will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable Law, Serologicals will, and will cause its affiliates to, join in the execution of any such Tax Returns and other documentation.

          (d)   Upon the written request of the Shareholder Representative, Serologicals shall provide to the Shareholder Representative one copy of any Tax Return for any period ending on or prior to the Closing Date, and access to such other records and information of the Company, that are required by, and directly related to, any audit with respect to California state income taxes paid or payable by any Shareholder relating to such Shareholder's ownership of any Company Stock.

        Section 6.10 Solicitation. As soon as practicable following the date of this Agreement, the Company:

          (a)   shall duly prepare an information statement, proxy statement or similar document (the form and substance of which shall be reasonably acceptable to Serologicals) (the "Information Statement");

          (b)   shall deliver to each Shareholder:

              (i)  a copy of the Information Statement;

             (ii)  a form of consent (in a form and substance reasonably acceptable to Serologicals) to be executed by each Shareholder and pursuant to which each such Shareholder shall (A) ratify and approve this Agreement, the Merger, the Earnout and Indemnity Agreement, and the transactions contemplated herein and therein and (B) appoint the Shareholder Representative and authorize the Shareholder Representative to take such action and have such authority as is necessary to consummate the transactions contemplated in this Agreement, the Earnout and Indemnity Agreement and the Escrow Agreement (the "Shareholder's Consent"); and

            (iii)  a Letter of Transmittal;

          (c)   shall recommend that the Shareholders ratify and approve this Agreement, the Merger, and the other transactions contemplated herein;

          (d)   shall not recommend any other Acquisition Transaction;

          (e)   shall deliver to each Option Holder:

              (i)  a form of cancellation agreement (in a form and substance reasonably satisfactory to Serologicals) pursuant to which such Option Holder (A) agrees to surrender each outstanding Option in exchange for the right to receive (1) the Spread with respect to such Option and (2) payments (if any) under and pursuant to the Escrow Agreement; (B) appoints the

    Shareholder Representative and authorizes the Shareholder Representative to take such action and have such authority as is necessary to consummate the transactions contemplated in this Agreement, the Earnout and Indemnity Agreement and the Escrow Agreement; and (C) acknowledges and assumes the indemnification obligations under and pursuant to the Earnout and Indemnity Agreement (the "Option Cancellation Agreement"); and

             (ii)  a notice of termination of such Options pursuant to Section 6.1.2(b)(i) of the 2001 Stock Option Plan of AltaGen Bioscience, Inc.;

          (f)    shall deliver to each of holder AltaGen Debt convertible into Securities (the "Convertible Debt") a form of conversion notice (in a form and substance reasonably satisfactory to Serologicals) pursuant to which such holder of Convertible Debt (i) converts, immediately prior to the Effective Time, such Convertible Debt into the number of shares of Company Common Stock set forth in such conversion notice; (ii) fully releases and discharges, as of the Effective Time, the Company and any other AltaGen Entity from any and all obligations under and pursuant to such AltaGen Debt; (iii) appoints the Shareholder Representative and authorizes the Shareholder Representative to take such action and have such authority as is necessary to consummate the transactions contemplated in this Agreement, the Earnout and Indemnity Agreement and the Escrow Agreement (the "Notice of Conversion");

          (g)   shall use its reasonable best efforts to cause each of (i) the Shareholders execute and deliver a Shareholder's Consent; (ii) the holders of Options to execute and deliver an Option Cancellation Agreement; and (iii) the holders of the Convertible Notes to deliver a Notice of Conversion.

        Section 6.11 Payment of Capitalized Lease Obligations. Serologicals shall pay to each lender under, or other holder of, the AltaGen Entities' Capitalized Lease Obligations that amount at closing to cause such lender or other holder to fully release all Liens under and pursuant to such Capitalized Lease Obligations, provided that Serologicals shall not pay, and shall not be obligated to pay, more than $100,000 in the aggregate for such Capitalized Lease Obligations. Serologicals shall cooperate with the Company to cause the Company to release all Liens affecting any real or personal property of the Company to be released and to cause the closing condition set forth in Section 7.2(g) to be satisfied.

ARTICLE VII
CONDITIONS TO CLOSING

        Section 7.1 Conditions to Each Party's Obligations. The respective obligations of each Party to effect the transactions contemplated by this Agreement will be subject to the fulfillment at or prior to the Closing of each of the following conditions:

          (a)   Injunction. There will be no effective injunction, writ or preliminary restraining order or any order of any nature issued by a Governmental Authority of competent jurisdiction to the effect that the Merger may not be consummated as provided in this Agreement, no proceeding or lawsuit will have been commenced by any Governmental Authority for the purpose of obtaining any such injunction, writ or preliminary restraining order and no written notice shall have been received from any Governmental Authority indicating an intent to restrain, prevent, materially delay or restructure the transactions contemplated by this Agreement;

          (b)   Consents. All consents, approvals, orders or authorizations of, or registrations, declarations or filings with, any Governmental Authority required in connection with the execution, delivery or performance of this Agreement will have been obtained or made; and

          (c)   Escrow Agreement. Serologicals, the Shareholder Representative and the Escrow Agent shall have executed and delivered the Escrow Agreement.

        Section 7.2 Conditions to Obligations of Serologicals and Subs. The obligations of Serologicals and Sub to consummate the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing of each of the following additional conditions.

          (a)   Representations and Warranties. The representations and warranties of the Company set forth in Article IV(i) that are qualified as to materiality shall be true and correct and (ii) that are not qualified as to materiality shall be true and correct in all material respects, in each case on and as of the Closing with the same force and effect as if they had been made on the Closing Date (except for any such representations or warranties that by their terms speak only as of a specific date or dates, in which case such representations and warranties that are qualified as to materiality shall be true and correct, and such representations and warranties that are not qualified as to materiality shall be true and correct in all material respects, on and as of such specified date or dates).

          (b)   Performance of Obligations of Company. The Company shall have performed in all material respects all covenants and agreements required to be performed by it hereunder at or prior to the Closing.

          (c)   No Material Adverse Effect. Between the date hereof and the Closing Date, there shall not have occurred a Material Adverse Effect.

          (d)   Officers' Certificates. An authorized officer of the Company shall have executed and delivered to Serologicals a certificate as to compliance with the conditions set forth in Sections 7.2(a), 7.2(b), and 7.2(c).

          (e)   Consents. The Company shall have obtained and delivered to Serologicals the written consents or waivers set forth on Section 4.5, and all such consents and waivers shall be in full force and effect.

          (f)    Consents and Approval. Each (i) Shareholder shall have executed and delivered a Shareholder's Consent; (ii) Option Holder shall have executed and delivered an Option Cancellation Agreement or the Options of such Option Holder shall have been terminated; and (iii) holder of Convertible Debt shall have executed and delivered a Notice of Conversion.

          (g)   Closing Date Indebtedness; Release of Liens. Serologicals shall have received payoff letters (in a form and substance satisfactory to Serologicals) for all of the AltaGen Debt (excluding the AltaGen Debt described at item 4 on Section 4.9 of the Disclosure Letter) and the Company shall have delivered, or caused to be delivered, to Serologicals satisfactory evidence that all Liens (other than Permitted Liens) affecting any real or personal property of the Company have been released or upon payment of the AltaGen Debt will be released.

          (h)   Opinion of Company's Counsel. Serologicals shall have received an opinion of Heller Ehrman White & McAuliffe LLP, counsel to the Company, dated the Closing Date, substantially in the form attached as Exhibit C.

          (i)    Terminations; Resignations. The Employment Agreements set forth on Exhibit D shall have been terminated and all obligations of the applicable AltaGen Entity pursuant thereto shall have been fully discharged. The Company shall have delivered to Serologicals resignations of the officers and directors of the AltaGen Entities, set forth on Exhibit D effective as of the Closing Date.

          (j)    Company Secretary's Certificate. The Company shall have delivered to Serologicals a certificate executed by the Secretary or any Assistant Secretary of the Company, dated the Closing Date, as to (1) the Company's charter documents and bylaws; (2) the good standing of each AltaGen Entity in its jurisdiction of incorporation and in each other jurisdiction where it is qualified to do business, and (3) the effectiveness of all actions taken by the Board of Directors of the Company and the Shareholders authorizing the execution, delivery and performance hereof by the Company.

          (k)   Corporate Books and Records. The Company shall have delivered to Serologicals the organizational record books, minute books and corporate seal of each AltaGen Entity.

          (l)    Srigley Employment Agreement. William R. Srigley shall have executed and delivered to Serologicals employment and non-compete agreements substantially in the forms attached hereto as Exhibit E.

          (m)  Simonsen Employment Agreement. Christian C. Simonsen, Ph.D. shall have executed and delivered to Serologicals employment and non-compete agreements substantially in the forms attached hereto as Exhibit F.

          (n)   Certain Subsidiaries. All capital stock of PhytaGenics, Inc. shall have been sold to William R. Srigley for a purchase price of $1.00 and pursuant to a purchase and sale agreement the form and content of which shall be reasonably acceptable to Serologicals.

          (o)   Buy-Sell Arrangements. All arrangements between the Company and Messrs. Srigley and Simonsen relating to the repurchase of Securities held by either of them upon the death of the other, and all related insurance requirements, shall have been cancelled.

          (p)   Releases. Each of Christian C. Simonsen, Ph.D., William R. Srigley and Stephen P. Thielman shall have executed and delivered a release substantially in the form attached hereto as Exhibit G.

          (q)   FIRPTA Affidavit. The Company shall have provided to Serologicals a statement pursuant to Section 1.1445-2(c)(3) of the Treasury Regulations certifying that the Securities do not constitute U.S. real property interests (as defined by the Code).

          (r)   Indemnification Letter. Christian C. Simonsen, Ph.D., and William R. Srigley shall have executed and delivered an indemnification letter, indemnifying Serologicals for any AltaGen Debt to the extent not deducted pursuant to the definition of Merger Consideration.

          (s)   Miscellaneous. The Company shall have delivered or caused to be delivered all other documents required to be entered into by the Company or the Shareholder Representative pursuant hereto or reasonably requested by Serologicals to otherwise consummate the transactions contemplated hereby.

        Section 7.3 Conditions to Obligations of Company. The obligations of the Company to consummate the transactions contemplated hereby shall be subject to the fulfillment of the following conditions at or prior to the Closing.

          (a)   Representations and Warranties. The representations and warranties of Serologicals and the Sub set forth in Article V (i) that are qualified as to materiality shall be true and correct and (ii) that are not qualified as to materiality shall be true and correct in all material respects, in each case on and as of the Closing with the same force and effect as if they had been made on the Closing Date (except for any such representations or warranties that by their terms speak only as of a specific date or dates, in which case such representations and warranties that are qualified as to materiality shall be true and correct, and such representations and warranties that are not qualified as to materiality shall be true and correct in all material respects, on and as of such specified date or dates).

          (b)   Performance of Obligations by Serologicals. Serologicals and Sub shall have performed in all material respects all covenants and agreements required to be performed by them hereunder on or prior to the Closing Date.

          (c)   Officers' Certificates. An authorized officer of Serologicals and Sub shall have executed and delivered to the Company a certificate as to compliance with the conditions set forth in Sections 7.3(a) and (b).

          (d)   Secretary's Certificates. Serologicals shall have delivered to the Company a certificate executed by the Secretary or any Assistant Secretary of Serologicals and Sub, dated the Closing Date, as to (1) the good standing of Serologicals and Sub in its jurisdiction of incorporation and (2) the effectiveness of the resolutions of the board of directors of Serologicals and Sub or committee thereof authorizing the execution, delivery and performance hereof by Serologicals passed in connection herewith and the transactions contemplated hereby;

          (e)   Indemnity and Earnout Agreement. Serologicals and Sub shall have executed and delivered to the Shareholder Representative the Indemnity and Earnout Agreement.

          (f)    Opinion of Counsel. The Company shall have received an opinion of King & Spalding LLP, counsel to Serologicals, dated the Closing Date, substantially in the form attached as Exhibit H.

          (g)   Miscellaneous. Serologicals shall have delivered or caused to be delivered all other documents required to be entered into or delivered by Serologicals or Sub at or prior to the Closing.

ARTICLE VIII
CLOSING

        The consummation of the transactions contemplated by this Agreement is referred to in this Agreement as the "Closing." The "Closing Date" will be the date on which the Closing occurs. The Closing will occur as promptly as practicable following the satisfaction or waiver of the conditions set forth in Article VII that are contemplated to be satisfied prior to the Closing Date, or on such other date as the Parties may agree. The Closing shall take place at the offices of King & Spalding LLP, 191 Peachtree Street, Atlanta, Georgia 30303, or at such other time or place as the Parties may agree.

ARTICLE IX
TERMINATION

        Section 9.1 Termination. This Agreement may be terminated:

          (a)   in writing by mutual consent of the Parties;

          (b)   by written notice from the Company to Serologicals, in the event Serologicals (i) fails to perform in any material respect any of its agreements contained herein required to be performed by it at or prior to the Closing or (ii) materially breaches any of its representations and warranties contained herein, which failure or breach is not cured within ten days following the Company having notified Serologicals of its intent to terminate this Agreement pursuant to this Section 9.1(b);

          (c)   by written notice from Serologicals to the Company, in the event the Company (i) fails to perform in any material respect any of its agreements contained herein required to be performed by it at or prior to the Closing or (ii) materially breaches any of its representations and warranties contained herein, which failure or breach is not cured within ten days following Serologicals having notified the Company of its intent to terminate this Agreement pursuant to this Section 9.1(c); or

          (d)   by written notice by the Company to Serologicals or Serologicals to the Company, as the case may be, in the event the Closing has not occurred on or prior to August 31, 2004 (the "Expiration Date") for any reason other than delay or nonperformance of the Party seeking such termination.

        Section 9.2 Specific Performance and Other Remedies. Each Party hereby acknowledges that the rights of each Party to consummate the transactions contemplated hereby are special, unique and of extraordinary character and that, in the event that any Party violates or fails or refuses to perform any covenant or agreement made by it herein, the non-breaching Party may be without an adequate remedy at law. In the event that any Party violates or fails or refuses to perform any covenant or agreement made by such Party herein, the non-breaching Party or Parties may, subject to the terms hereof and in addition to any remedy at law for damages or other relief, institute and prosecute an action in any court of competent jurisdiction to enforce specific performance of such covenant or agreement or seek any other equitable relief.

        Section 9.3 Effect of Termination. In the event of termination of this Agreement pursuant to this Article IX, this Agreement shall forthwith become void and there shall be no liability on the part of any Party or its partners, officers, directors or stockholders, except for obligations under Section 6.6 (Public Announcements), Section 10.1 (Notices), Section 10.5 (Controlling Law; Amendment), Section 10.6 (Consent to Jurisdiction, Etc.) and Section 10.14 (Transaction Costs) and this Section 9.3, all of which shall survive the Termination Date. Notwithstanding the foregoing, nothing contained herein shall relieve any Party from liability for any breach hereof.

ARTICLE X
MISCELLANEOUS PROVISIONS

        Section 10.1 Notices. All notices, communications and deliveries hereunder shall be made in writing signed by or on behalf of the Party making the same, shall specify the Section hereunder pursuant to which it is given or being made, and shall be delivered personally or by a reputable courier service (with evidence of delivery and postage and other fees prepaid) as follows:

To Serologicals:	Serologicals Corporation 5655 Spalding Drive Norcross, Georgia 30092 Attn: Philip A. Theodore
with a copy to:	King & Spalding LLP 191 Peachtree Street Atlanta, Georgia 30303-1763 Attn: G. Roth Kehoe II
To the Company:	Mr. William R. Srigley c/o Sierra BioResource, Inc. 380 Woodview Avenue Morgan Hill, California 95037
with a copy to:	Heller Ehrman White & McAuliffe LLP 4350 La Jolla Village Drive, 7th Floor San Diego, CA 92122 Attn: Richard A. Kaufman
To the Shareholder Representative:	To the address provided in writing to Serologicals by the Shareholder Representative.

or to such other representative or at such other address of a party as such party may furnish to the other parties in writing. Any such notice, communication or delivery shall be deemed given or made (a) on the date of delivery, if delivered in person or (b) on the first Business Day after delivery to a customer service representative if sent by reputable courier service.

        Section 10.2 Schedules and Exhibits. The Schedules and Exhibits are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full herein.

        Section 10.3 Assignment; Successors in Interest. No assignment or transfer by any Party of such Party's rights and obligations hereunder shall be made except with the prior written consent of the other Parties; provided, however, that Serologicals shall, without the obligation to obtain the prior written consent of any other Party, be entitled to assign this Agreement or all or any part of its rights hereunder to one or more Affiliates of Serologicals. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns, and any reference to a Party shall also be a reference to the successors and permitted assigns thereof.

        Section 10.4 Captions. The titles, captions and table of contents contained herein are inserted herein only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof.

        Section 10.5 Controlling Law; Amendment. This Agreement shall be governed by and construed and enforced in accordance with the internal Laws of the State of California without reference to its choice of law rules. This Agreement may not be amended, modified or supplemented except by written agreement of the Parties.

        Section 10.6 Consent to Jurisdiction, Etc. Each Party hereby irrevocably agrees that any Legal Dispute (other than a Legal Dispute with respect to the matters set forth in Section 3.1 hereof which shall be resolved in accordance with the provisions of Section 3.1) shall be brought only to the exclusive jurisdiction of the courts of the State of California county of Santa Clara or the federal courts located in the State of California, county of Santa Clara and each Party hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocable waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that they any such suit, action or proceeding that is brought in any such court has been brought in an inconvenient forum. During the period a Legal Dispute that is filed in accordance with this Section 10.6 is pending before a court, all actions, suits or proceedings with respect to such Legal Dispute or any other Legal Dispute, including any counterclaim, cross-claim or interpleader, shall be subject to the exclusive jurisdiction of such court. Each Party hereby waives, and shall not assert as a defense in any Legal Dispute, that (a) such Party is not subject thereto, (b) such action, suit or proceeding may not be brought or is not maintainable in such court, (c) such Party's property is exempt or immune from execution, (d) such action, suit or proceeding is brought in an inconvenient forum or (e) the venue of such action, suit or proceeding is improper. A final judgment in any action, suit or proceeding described in this Section 10.6 following the expiration of any period permitted for appeal and subject to any stay during appeal shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Laws.

        Section 10.7 Severability. Any provision hereof that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by Law, each Party hereby waives any provision of law that renders any such provision prohibited or unenforceable in any respect.

        Section 10.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement or the terms hereof to produce or account for more than one of such counterparts.

        Section 10.9 Enforcement of Certain Rights. Nothing expressed or implied herein is intended, or shall be construed, to confer upon or give any Person other than the Parties, and their successors or permitted assigns, any right, remedy, obligation or liability under or by reason of this Agreement, or result in such Person being deemed a third-party beneficiary hereof.

        Section 10.10 Waiver. Any agreement on the part of a Party to any extension or waiver of any provision hereof shall be valid only if set forth in an instrument in writing signed on behalf of such Party. A waiver by a Party of the performance of any covenant, agreement, obligation, condition, representation or warranty shall not be construed as a waiver of any other covenant, agreement, obligation, condition, representation or warranty. A waiver by any Party of the performance of any act shall not constitute a waiver of the performance of any other act or an identical act required to be performed at a later time.

        Section 10.11 Integration. This Agreement and the documents executed pursuant hereto supersede all negotiations, agreements and understandings among the Parties with respect to the subject matter hereof (except for that certain Confidentiality Agreement, dated as of February 5, 2002, by and between Serologicals and the Company) and constitute the entire agreement among the Parties with respect thereto.

        Section 10.12 Cooperation Following the Closing. Following the Closing, each Party shall deliver to the other Parties such further information and documents and shall execute and deliver to the other Parties such further instruments and agreements as any other Party shall reasonably request to consummate or confirm the transactions provided for herein, to accomplish the purpose hereof or to assure to any other Party the benefits hereof.

        Section 10.13 Transaction Costs. Except as expressly provided herein (including without limitation as provided in Section 2.6(c)), the Escrow Agreement or the Earnout and Indemnity Agreement, (a) Serologicals shall pay its own fees, costs and expenses incurred in connection herewith or therewith and the transactions contemplated hereby or thereby including the Advisor Fees of Serologicals and Sub and (b) the Shareholders and Option Holders shall pay the fees, costs and expenses of the AltaGen Entities incurred in connection herewith or therewith and the transactions contemplated hereby or thereby, including the AltaGen Entities' Advisor Fees.

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Signature page follows

        IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed, as of the date first above written.

SEROLOGICALS CORPORATION
By:	/s/ HAROLD W. INGALLS
Name:	Harold W. Ingalls
Title:	Vice President, Finance and Chief Financial Officer
CARMEL ACQUISITION CORPORATION
By:	/s/ HAROLD W. INGALLS
Name:	Harold W. Ingalls
Title:	Vice President and Treasurer
ALTAGEN BIOSCIENCES, INC.
By:	/s/ WILLIAM R. SRIGLEY
Name:	William R. Srigley
Title:	Chief Executive Officer
SHAREHOLDER REPRESENTATIVE
/s/ WILLIAM R. SRIGLEY William R. Srigley, Individually

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  Exhibit 2.1